As filed with the Securities and Exchange Commission on July 24, 2024

Registration No. 333-280423

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NOVABAY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	68-0454536
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150
Emeryville, CA 94608

(510) 899-8800

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Justin M. Hall, Esq.
Chief Executive Officer and General Counsel
2000 Powell Street, Suite 1150
Emeryville, CA 94608
(510) 899-8800

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Abby E. Brown, Esq. Squire Patton Boggs (US) LLP 2550 M Street, NW Washington, DC 20037 (202) 457-6000	Michael F. Nertney, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105-0302 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 24, 2024

PRELIMINARY PROSPECTUS

Up to 1,643,192 Shares of Common Stock and

Up to 1,643,192 Accompanying Series F-1 Warrants to Purchase up to 1,643,192 Shares of Common Stock and

Up to 1,643,192 Accompanying Series F-2 Warrants to Purchase up to 1,643,192 Shares of Common Stock and

Up to 1,643,192 Accompanying Series F-3 Warrants to Purchase up to 1,643,192 Shares of Common Stock

or

Up to 1,643,192 Pre-Funded Warrants to Purchase up to 1,643,192 Shares of Common Stock and

Up to 1,643,192 Accompanying Series F-1 Warrants to Purchase up to 1,643,192 Shares of Common Stock and

Up to 1,643,192 Accompanying Series F-2 Warrants to Purchase up to 1,643,192 Shares of Common Stock and

Up to 1,643,192 Accompanying Series F-3 Warrants to Purchase up to 1,643,192 Shares of Common Stock

and

Up to 6,572,768 Shares of Common Stock Issuable Upon Exercise of Series F-1 Warrants, Series F-2 Warrants, Series F-3 Warrants and Pre-Funded Warrants

We are offering up to 1,643,192 shares of our common stock, par value $0.01, or common stock, and up to 1,643,192 Series F-1 common stock purchase warrants to purchase up to 1,643,192 shares of our common stock, or Series F-1 warrants, up to 1,643,192 Series F-2 common stock purchase warrants to purchase up to 1,643,192 shares of our common stock, or Series F-2 warrants, and up to 1,643,192 Series F-3 common stock purchase warrants to purchase up to 1,643,192 shares of our common stock, or Series F-3 warrants, pursuant to this prospectus. The assumed combined public offering price for each share of our common stock, together with a Series F-1 warrant to purchase one share of common stock, a Series F-2 warrant to purchase one share of common stock and a Series F-3 warrant to purchase one share of common stock is $2.13. Each Series F-1 warrant will have an exercise price of $                      per share, will be exercisable immediately upon issuance and will expire on the five-year anniversary of the date of issuance. Each Series F-2 warrant will have an exercise price of $                      per share, will be exercisable immediately upon issuance and will expire on the six-month anniversary of the date of issuance. Each Series F-3 warrant will have an exercise price of $                      per share, will be exercisable immediately upon issuance and will expire on the one-year anniversary of the date of issuance. The Series F-1 warrants, the Series F-2 warrants and the Series F-3 warrants will each include a one-time reset of the exercise price to a price equal to the lesser of (i) the then exercise price and (ii) 90% of the five-day volume weighted average prices for the five (5) trading days immediately preceding the date that is sixty calendar days after issuance of the Series F-1 warrants, the Series F-2 warrants and the Series F-3 warrants, as applicable. The shares of our common stock, Series F-1 warrant, Series F-2 warrant and Series F-3 warrant are immediately separable and will be issued separately, but will be purchased together in this offering. A holder of Series F-1 warrants, Series F-2 warrants and/or Series F-3 warrants will not have the right to exercise any portion of its Series F-1 warrants, Series F-2 warrants, and/or Series F-3 warrants if the holder, together with its affiliates and certain related parties, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to such exercise. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Series F-1 warrants, Series F-2 warrants, and Series F-3 warrants.

We are also offering up to 1,643,192 pre-funded warrants to purchase up to an aggregate of up to 1,643,192 shares of common stock, or the pre-funded warrants, in lieu of shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock following the consummation of this offering. A holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates and certain related parties, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each pre-funded warrant is exercisable for one share of our common stock. Each pre-funded warrant is being issued together with the same Series F-1 warrant, Series F-2 warrant and Series F-3 warrant described above being issued with each share of common stock. For each pre-funded warrant that we sell, the number of shares of common stock that we are selling will be decreased on a one-for-one basis. The assumed combined public offering price of each pre-funded warrant, together with the accompanying Series F-1 warrant, Series F-2 warrant and Series F-3 warrant, is $2.13. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The pre-funded warrants, Series F-1 warrants, Series F-2 warrants and Series F-3 warrants are immediately separable and will be issued separately, but will be purchased together in this offering. In this prospectus, we refer to the Series F-1 warrants, Series F-2 warrants, Series F-3 warrants and pre-funded warrants together as the “new warrants.” This prospectus also relates to the offering of common stock issuable upon exercise of the pre-funded warrants. We collectively refer to the shares of common stock and new warrants offered hereby and the shares of common stock underlying the new warrants as the “securities.”

There is no established public trading market for the new warrants, and we do not expect a market to develop. We do not intend to apply for listing of the new warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the new warrants will be limited. Our common stock is listed on the NYSE American under the symbol “NBY”.

The last reported sale price of our common stock on the NYSE American on July 23, 2024 was $2.13 per share. We have assumed a public offering price of $2.13 per share of common stock together with a Series F-1 warrant, Series F-2 warrant and Series F-3 warrant, which represents the last reported sale price of our common stock as reported on the NYSE American on July 23, 2024. The final public offering price will be determined through negotiation between us and the underwriter in the offering and may be at a discount to the current market price. Therefore, the recent market price used throughout this prospectus may not be indicative of the final public offering price. The price of our common stock on the NYSE American during recent periods will only be one of many factors in determining the final public offering price. Other factors to be considered in determining the final public offering price include our history, our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and directors, the general condition of the securities markets at the time of this offering and discussions between the underwriter and prospective investors.

On May 30, 2024, we effected a reverse stock split at a ratio of 1-for-35, or the 2024 reverse stock split, which is more fully described in this prospectus. See “Prospectus Summary — Recent Developments — 2024 Reverse Stock Split”. Unless the context otherwise requires, all share numbers, exercise prices, conversion prices and other share data in this prospectus have been adjusted to give effect to the 2024 reverse stock split; however, our periodic reports on Forms 10-K, 10-Q and 8-K and all of our other filings and documents incorporated by reference into this prospectus that were filed with the Securities and Exchange Commission prior to May 31, 2024, do not give effect to the 2024 reverse stock split, unless otherwise indicated in such filing or document.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and the documents incorporated by reference herein and may elect to comply with reduced public company reporting requirements in future filings. See “Prospectus Summary — Implications of Being a Smaller Reporting Company”.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described beginning on page 13 of this prospectus under the caption “Risk Factors,” and under similar headings in any amendment or supplement to this prospectus or in any other documents incorporated by reference into this prospectus.

	Per Share and Accompanying Series F-1 Warrant, Series F-2 Warrant and Series F-3 Warrant	Per Pre-Funded Warrant and Accompanying Series F-1 Warrant, Series F-2 Warrant and Series F-3 Warrant	Total
Public offering price(1)	$	$	$
Underwriting discounts and commissions(2)	$	$	$
Proceeds to us, before expenses(3)	$	$	$

(1)

The public offering price and underwriting discount corresponds to (i) a public offering price per share of common stock of $                 ($                 net of the underwriting discount), (ii) a public offering price per pre-funded warrant of $                     ($                       net of the underwriting discount), (iii) a public offering price per Series F-1 warrant of $                                        ($                             net of the underwriting discount), (iv) a public offering price per Series F-2 warrant of $                                        ($                             net of the underwriting discount) and (v) a public offering price per Series F-3 warrant of $                                        ($                             net of the underwriting discount).

(2)	We have also agreed to reimburse the underwriter for certain expenses. See “Underwriting” on page 39 for additional information regarding underwriting compensation.
(3)	The above summary of offering proceeds does not give effect to any proceeds from the exercise of the new warrants being issued in this offering.

We have granted the underwriter an option for a period of up to 45 days from the date of this prospectus to purchase up to 246,479 additional shares of our common stock and/or up to 246,479 Series F-1 warrants to purchase up to 246,479 shares of our common stock, up to 246,479 Series F-2 warrants to purchase up to 246,479 shares of our common stock and up to 246,479 Series F-3 warrants to purchase 246,479 shares of our common stock, or any combination thereof, as determined by the underwriter, at assumed the public offering prices above less underwriting discounts and commissions, in each case solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the securities against payment in New York, NY on or about                                , 2024.

Ladenburg Thalmann

The date of this prospectus is                                        , 2024.

ABOUT THIS PROSPECTUS

This registration statement filed with the Securities and Exchange Commission, or the SEC, includes exhibits and documents incorporated by reference that provide more detail on the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and the documents incorporated by reference herein before making your investment decision.

You should rely only on the information that we have included or incorporated by reference in this prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not, and the underwriter has not, authorized anyone to provide you with information or to make any representation that is in addition to, or different from, that contained or incorporated by reference in this prospectus or contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. If anyone provides you with different or inconsistent information, you should not rely on it as having been authorized by us in making a decision about whether to invest in the securities. We take no responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may provide to you.

The information contained in this prospectus, any related free writing prospectus and the documents incorporated by reference herein are accurate only as of their respective dates, regardless of the time of delivery of any such document or the time of any sale of the securities. Our business, assets, financial condition, results of operations and prospects may have changed since those dates. Therefore, you should not assume that the information contained in this prospectus or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein or therein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any related free writing prospectus is delivered, or securities are sold, on a later date. It is important for you to read and consider all information contained in or incorporated by reference in, this prospectus in making your investment decision. Accordingly, you should read this prospectus, as well as the documents incorporated by reference herein, the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering, before investing in the securities.

We are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus and the offering of the securities in certain jurisdictions or to certain persons within such jurisdictions may be restricted by law. For investors outside the United States, we have not, and the underwriter has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Accordingly, persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities other than the securities to which this prospectus relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where it is unlawful to make such offer or solicitation.

This prospectus contains market data and industry statistics and forecasts that are based on our internal estimates and independent industry publications and other sources that we believe to be reliable sources. In some cases, we do not expressly refer to the sources from which this data is derived. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our internal estimates are based upon information obtained from trade and business organizations and other contacts in the industry in which we operate, and our management’s understanding of industry conditions. While we believe our internal estimates are reliable, they have not been verified by an independent source. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. We are responsible for all of the disclosures contained in this prospectus, and we believe these industry publications and third-party research, surveys and studies are reliable. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” and elsewhere in this prospectus or otherwise incorporated by reference into this prospectus.

Unless otherwise specifically indicated, references to “prospectus” herein shall include any post-effective amendment, applicable prospectus supplement, and the information incorporated or deemed to be incorporated by reference in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein or therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information”.

We own live trademark registrations in the U.S., as well as trademark registrations and pending applications in many other countries internationally, with our primary trademarks including “Avenova®”, “CelleRx®”, “PhaseOne®”, and “NeutroPhase®”, which are held directly by NovaBay. This prospectus also includes trademarks, service marks and trade names owned by us, our former subsidiary DERMAdoctor, LLC, or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners. All trademarks or trade names referred to in this prospectus and the documents incorporated by reference herein are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus and the documents incorporated by reference herein are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us, by any other companies.

Unless the context indicates otherwise in this prospectus, the terms “NovaBay,” the “Company,” “we,” “our” or “us” in this prospectus refer to NovaBay Pharmaceuticals, Inc.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the selected information about us, the offering and the other information contained elsewhere in this prospectus or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that may be important to you or that you should consider in making your investment decision. Before deciding to invest in the securities, you should carefully read the entire prospectus, especially the “Risk Factors” section beginning on page 13 of this prospectus and the risks under similar headings in other documents and filings that are incorporated by reference into this prospectus. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. You should also carefully read our financial statements, the exhibits to the registration statement of which this prospectus is a part and other information incorporated by reference in this prospectus.

Overview

NovaBay develops and sells scientifically-created and clinically-proven eyecare and wound care products. Our leading product, Avenova® Antimicrobial Lid and Lash Solution, or Avenova Spray, is proven in laboratory testing to have broad antimicrobial properties as it removes foreign material including microorganisms and debris from the skin around the eye, including the eyelid. Avenova Spray is formulated with our proprietary, stable and pure form of hypochlorous acid and is cleared by the U.S. Food and Drug Administration, or the FDA, for sale in the United States. Avenova Spray is available direct to consumers primarily through online distribution channels and is also available by prescription and dispensed by eyecare professionals for blepharitis and dry eye disease. Because dry eye is a complex condition, we offer a complementary portfolio of scientifically-developed products for each step of the standard at-home treatment regimen, including the Avenova Eye Health Support antioxidant-rich oral supplement, Avenova Lubricating Eye Drops for instant relief, NovaWipes by Avenova, Avenova Warm Eye Compress to soothe the eyes, and the i-Chek by Avenova to monitor physical eyelid health.

We also manufacture and sell our proprietary form of hypochlorous acid for the wound care market through our NeutroPhase and PhaseOne branded products. NeutroPhase and PhaseOne are used for cleansing and irrigation as part of surgical procedures, as well as treating wounds, burns, ulcers and other injuries. The Company currently sells these products through distributors.

Avenova Branded Eyecare Products

Avenova Spray is a proprietary form of hypochlorous acid that acts as an antimicrobial solution and has been shown to neutralize bacterial toxins in laboratory tests. Because it is a gentle isotonic solution, it is well suited for daily use on the lids and lashes. Avenova Spray offers distinct advantages when compared to alternative lid and lash regimens that contain soaps, bleach, and other impurities, as Avenova Spray removes unwanted microorganisms from the skin without the use of these harmful ingredients. Avenova Spray’s target market is the millions of Americans who suffer from minor irritation of the skin around the eye (commonly referred to as blepharitis) as well as anyone who suffers from dry eye (commonly described as a gritty sandy sensation while blinking). Avenova Spray is available both over-the-counter and as a prescription. We primarily promote Avenova Spray directly to consumers on Amazon.com, Avenova.com and Walmart.com. In total, over-the-counter was our leading sales channel by unit sales and net revenue in 2023. Prescription Avenova Spray is available at optometrists’ and ophthalmologists’ offices, through our physician dispensed channel, and at most retail pharmacies across all 50 states.

Support from ophthalmologists and optometrists for Avenova Spray remains strong. Continuous endorsement of medical professionals for Avenova has created a “doctor recommended” halo effect around our brand. This is a key differentiating factor in a crowded consumer space and is a result of our high quality and reliable efficacy. Our physician dispensed channel is particularly important in this regard as it gives patients the opportunity to purchase Avenova Spray conveniently and immediately upon recommendation in the doctor’s office. We believe this also creates repeat Avenova Spray customers who subsequently purchase Avenova Spray and other Avenova branded products through other channels.

We also make prescription Avenova Spray accessible nationwide in nearly all retail pharmacies across the United States through agreements with McKesson Corporation, Cardinal Health, and AmerisourceBergen Corporation. We continue to build our prescription business under a value pricing model. We maintain a rebate program for electronic payment transactions and in the form of instant rebate cards. The rebate cards are intended to be used by patients who either do not have insurance coverage or whose insurance coverage does not cover Avenova Spray, thereby lowering the price for the patient at the pharmacy.

We also have agreements with select preferred pharmacy networks through our Partner Pharmacy Program. These agreements provide greater control over the patient experience at consistent contract pricing. Our Partner Pharmacy Program also ensures that proper insurance reimbursement occurs, and that our patients receive the best possible price.

Because dry eye is a complex condition, in addition to Avenova Spray, we offer a complementary portfolio of scientifically developed products for each step of the standard at home treatment regimen, including the Avenova Eye Health Support antioxidant-rich oral supplement, Avenova Lubricating Eye Drops for instant relief, NovaWipes by Avenova, Avenova Warm Eye Compress to soothe the eyes, and the i-Chek by Avenova to monitor physical eyelid health.

A substantial 23% of all online sales were from subscribers in 2023, up from approximately 14% in 2022. Amazon “Subscribe and Save” revenue is currently about 22% of Amazon revenues and Avenova.com subscriptions contribute about 31% of Avenova.com revenue. In addition, of the more than 14,000 customer ratings across all online channels, Avenova Spray averaged an impressive 4.5-star overall rating. Generating sales through a loyal subscriber base provides predictable and consistent revenue, and allows us to efficiently manage our sales and marketing spend.

NeutroPhase and PhaseOne Branded Wound Care Products

We also manufacture and sell our proprietary form of hypochlorous acid for the wound care market. Consisting of higher concentrations of hypochlorous acid, NeutroPhase and PhaseOne are used for the cleansing and irrigation of intraoperative pocket lavage, before subcutaneous closure, stage I to IV pressure injuries, stasis ulcers, leg ulcers, diabetic foot ulcers, first-degree and second-degree burns, post-surgical wounds, grafted and donor sites, minor burns, superficial abrasions, wounds, and moistening absorbent wound dressings.

Both NeutroPhase and PhaseOne compete in a crowded wound cleanser market with many older and lower-priced products with similar uses, such as Vashe and Betadine Surgical Scrub. However, we believe our NeutroPhase and PhaseOne solutions have distinct competitive advantages because they are made without the toxic chemicals found in other products. NeutroPhase and PhaseOne are gentle, non-irritating, and non-sensitizing to skin and new tissue. PhaseOne is distributed through commercial partners in the United States, and NeutroPhase is distributed in China by Chongqing Pioneer Pharma Holdings Limited, who is also a stockholder of our Company.

Recent Developments

Preliminary Second Quarter Results

We are currently in the process of finalizing our consolidated financial results as of and for the three and six months ended June 30, 2024, and, therefore, our actual results for these periods are not yet available. Presented below are certain estimated preliminary financial results as of and for the three and six months ended June 30, 2024, based on information currently available to Company management.

Our estimated net revenue for the three months ended June 30, 2024 is projected to be approximately $2.4 million and our estimated net revenue for the six months ended June 30, 2024 is projected to be approximately $5.0 million.

Our estimated cash and cash equivalents as of June 30, 2024 were approximately $0.8 million and net cash used in continuing operations in the second quarter of 2024 was $1.1 million.

Our actual results may materially differ from these preliminary estimates due to the completion of our closing procedures with respect to the three and six months ended June 30, 2024, final adjustments and other developments that may arise between now and the time the financial results as of and for the three and six months ended June 30, 2024, are finalized. As such, these preliminary estimates should not be viewed as a substitute for our unaudited financial statements as of and for the three and six months ended June 30, 2024, prepared in accordance with U.S. generally accepted accounting principles, nor should they be viewed as indicative of the results to be achieved for any future period. Furthermore, these preliminary estimates should be read together with “Risk Factors” and “Special Note Regarding Forward-Looking Statements” included elsewhere in this prospectus or otherwise incorporated by reference into this prospectus.  As a result of these considerations and the other limitations described in this prospectus, investors are cautioned not to place undue reliance on this preliminary financial information. We do not undertake any obligation to publicly update or revise these estimates, except as required by law.

2024 Warrant Reprice Transaction

On June 14, 2024, we entered into the letter agreements, or the 2024 letter agreements, with existing holders of our (i) warrants issued in September 2022, or the September 2022 warrants, to purchase shares of common stock; (ii) Series A-1 common stock purchase warrants, or the Series A-1 warrants, to purchase shares of common stock; (iii) Series B-1 common stock purchase warrants, or the Series B-1 warrants, to purchase shares of common stock; and (iv) Series B-2 common stock purchase warrants, or the Series B-2 warrants, to purchase shares of common stock. We collectively refer to the September 2022 warrants, the Series A-1 warrants, the Series B-1 warrants and the Series B-2 warrants as the “repriced warrants” and the transaction to reprice such warrants as the “warrant reprice transaction”. Pursuant to the terms of the 2024 letter agreements, such existing holders agreed to exercise a portion of their respective repriced warrants, for approximately an aggregate of 90,381 shares of common stock, at a reduced exercise price of $2.50, which resulted in cash proceeds to us of $225,953, before deducting warrant reprice agent fees and other transaction expenses.

As a result of the exercise of these repriced warrants, we issued to each such holder, Series E common stock purchase warrants, or the Series E warrants, to purchase shares of common stock equal to 100% of the shares of common stock received by such holder upon exercise of their repriced warrants. Accordingly, in the warrant reprice transaction, we issued Series E warrants to such holders that will be exercisable for a five (5) year period beginning on December 17, 2024 (the six-month anniversary of the date of issuance) for an aggregate of 90,381 shares of common stock and having an exercise price of $2.57 per share. The Series E warrants are subject to a limitation upon exercise of such Series E warrants to the extent that, after giving effect to such exercise, the holder of such Series E warrant (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% or 9.99% of the outstanding common stock. The Series E warrants do not have any preemptive rights or a preference upon any liquidation, dissolution or winding-up of the Company.

2024 Reverse Stock Split

At the 2024 Annual Meeting of Stockholders held on May 28, 2024, or the 2023 Annual Meeting, our stockholders approved a Certificate of Amendment to our Amended and Restated Certificate of Incorporation, as amended, or the Certificate of Incorporation, to effect a reverse stock split, subject to the reverse split ratio being established by our Board of Directors. On May 29, 2024, we announced that our Board of Directors established the reverse stock split ratio of 1-for-35 and filed the Certificate of Amendment with the Secretary of the State of the State of Delaware to effect the reverse stock split, which became effective on May 30, 2024. On May 31, 2024, the common stock began trading on a split-adjusted basis.

NYSE American Notices

On April 18, 2024, we received a notification from the NYSE American LLC, or the NYSE American, stating that the Company is not in compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the NYSE American Company Guide (requiring stockholders’ equity of $4.0 million or more if the Company has reported losses from continuing operations and/or net losses in three of the four most recent fiscal years and $6.0 million or more if the Company has reported losses from continuing operations and/or net losses in its five most recent fiscal years, respectively). On May 28, 2024, we received a further notification from the NYSE American, stating that the Company is not in compliance with Section 1003(a)(i) of the NYSE American Company Guide (requiring stockholders’ equity of $2.0 million or more if the Company has reported losses from continuing operations and/or net losses in two of the three most recent fiscal years). Therefore, the Company has become subject to the procedures and requirements of Section 1009 of the NYSE American Company Guide and submitted a plan of compliance to the NYSE American addressing how it intends to regain compliance with the stockholders’ equity requirements in the NYSE American Company Guide. On June 4, 2024, the Company received notice from the NYSE American that it had accepted the Company’s plan of compliance and granted a plan period through October 18, 2025. During the plan period, the Company will be subject to quarterly monitoring for compliance with the plan. If the Company does not regain compliance with the NYSE American’s listing standards by October 18, 2025, or if the Company does not make progress consistent with its plan, then the NYSE American may initiate delisting procedures.

DERMAdoctor Divestiture

On March 12, 2024, we entered into a Membership Unit Purchase Agreement that provided for the sale of 100% of the membership units of DERMAdoctor to New Age Investments, LLC. At the closing of the DERMAdoctor Divestiture on March 25, 2024, as contemplated by the Membership Unit Purchase Agreement, the Company sold the DERMAdoctor membership units to New Age Investments, LLC for a purchase price of $1.1 million. The DERMAdoctor Divestiture immediately streamlined our business by reducing our cash burn and allowing us to focus on pursuing newer and stronger growth opportunities that are better aligned with our core eyecare business.

Amendment to the Security Agreement and Consent to Terminate the Subsidiary Guarantee

The closing of the DERMAdoctor Divestiture was subject to certain conditions, which included the Company obtaining the consent of the holders, or the secured parties, of our Original Discount Senior Secured Convertible Debentures due November 1, 2024, or the Secured Convertible Notes, to (i) amend the Security Agreement, dated April 27, 2023, or the Security Agreement, to remove the DERMAdoctor membership units and any assets of DERMAdoctor as collateral for our obligations pursuant to the Secured Convertible Notes and for DERMAdoctor to be removed as a party to the Security Agreement, or the Security Agreement Amendment, and (ii) terminate the Subsidiary Guarantee, dated April 27, 2023, or the Subsidiary Guarantee, which DERMAdoctor entered into in connection with the issuance of the Secured Convertible Notes, or the Subsidiary Guarantee Termination.

On March 24, 2024, the Company and the secured parties entered into a First Amendment to the Security Agreement to effect the Security Agreement Amendment, or the First Amendment, and a Consent and Release to effect the Subsidiary Guarantee Termination, or the Subsidiary Guarantee Consent. As consideration for the secured parties executing and delivering the First Amendment and the Subsidiary Guarantee Consent, which reduced the collateral available to secure the obligations under the Secured Convertible Notes, we provided each secured party the option, at the secured party’s election, to receive upon the closing of the DERMAdoctor Divestiture either: (i) a new Series D common stock purchase warrant, or the Series D warrant, to purchase shares of common stock, or (ii) a new unsecured convertible note that would be convertible into shares of common stock, or the Unsecured Convertible Notes. Based on the secured parties’ elections and as a result of the closing of the DERMAdoctor Divestiture, the Company issued: (A) a Series D warrant to a secured party that is exercisable for an aggregate of 28,572 shares of common stock and (B) Unsecured Convertible Notes to four (4) secured parties that have an aggregate principal amount of $525,000, which may be converted into an aggregate of 107,146 shares of common stock based on the current conversion price. The principal amount of the Unsecured Convertible Notes does not accrue interest and is payable to the secured parties upon maturity in March 2026, unless earlier converted into common stock.

Series B Preferred Stock & Series C Preferred Stock

As of July 23, 2024, 131 shares of the Company’s Series B Non-Voting Convertible Preferred Stock, par value $0.01 per share, or Series B Preferred Stock, were outstanding, and no shares of Series C Non-Voting Convertible Preferred Stock, par value $0.01 per share, or Series C Preferred Stock, are outstanding. As of January 29, 2024, the anti-dilution protection has expired.

Going Concern

We have sustained operating losses for the majority of our corporate history and expect that our 2024 expenses will exceed our 2024 revenues, as we continue to invest in our commercialization efforts. Additionally, we expect to continue incurring operating losses and negative cash flows until revenues reach a level sufficient to support ongoing growth and operations. Accordingly, as disclosed in our periodic filings with the SEC, including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, or March 2024 Form 10-Q, we determined that our planned operations raise substantial doubt about our ability to continue as a going concern for a period of at least twelve months from the date of our March 2024 Form 10-Q. In our Annual Report on Form 10-K for the year ended December 31, 2023, or 2023 Annual Report, and our March 2024 Form 10-Q, we reported, based primarily on the funds available on December 31, 2023 and March 31, 2024, respectively, that we believe that our existing cash and cash equivalents and cash flows generated from product sales will be sufficient to fund our existing operations and meet our planned operating expenses into at least the third quarter of 2024.  In addition, we also noted that changing circumstances may cause us to expend cash significantly faster than currently anticipated, and we may need to spend more cash than currently expected because of circumstances beyond our control that impact the broader economy such as periods of inflation, supply chain issues, global pandemics and international conflicts (e.g., the conflicts between Israel and Hamas, Russia and Ukraine, and China and Taiwan). We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will meet our capital needs through the fourth quarter of 2024 and support our continued commercialization efforts and be used for our working capital and general corporate purposes. If we cannot secure the financing needed to continue as a going concern, our stockholders may lose some or all of their investment in us.

Additional Information

For additional information related to and a more complete description of our business and operations, financial condition, results of operations and other important information about our Company, including recent developments, please refer to the reports and other filings incorporated by reference in this prospectus, including our 2023 Annual Report, our March 2024 Form 10-Q, and our other Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as described in this prospectus under the caption “Incorporation of Certain Documents by Reference”.

Company Information

NovaBay was incorporated under the laws of the State of California on January 19, 2000, as NovaCal Pharmaceuticals, Inc. It had no operations until July 1, 2002, on which date it acquired all of the operating assets of NovaCal Pharmaceuticals, LLC, a California limited liability company. In February 2007, it changed its name from NovaCal Pharmaceuticals, Inc. to NovaBay Pharmaceuticals, Inc. In June 2010, the Company changed the state in which it was incorporated and is now incorporated under the laws of the State of Delaware.

Our corporate address is 2000 Powell Street, Suite 1150, Emeryville, California 94608, and our telephone number is (510) 899-8800. Our website address is www.novabay.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus. Our website address is included in this document as an inactive textual reference only.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. We have historically taken advantage of certain of the scaled disclosures available to smaller reporting companies and we will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, as long as we are a smaller reporting company with less than $100 million in annual revenue, we are not required to obtain an attestation report on internal control over financial reporting from our independent registered public accounting firm.

THE OFFERING

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Common stock offered by us:	Up to 1,643,192 shares of common stock or up to 1,889,671 shares of common stock if the underwriter exercises its option to purchase additional shares of common stock in full.

Series F-1 warrants offered by us:	We are also offering up to 1,643,192 Series F-1 warrants to purchase up to 1,643,192 shares of common stock (or up to 1,889,671 Series F-1 warrants to purchase up to 1,889,671 shares of common stock if the underwriter exercises its option to purchase additional Series F-1 warrants in full). The exercise price of each Series F-1 warrant will be $ per share. The Series F-1 warrants will include a one-time reset of the exercise price to a price equal to the lesser of (i) the then exercise price and (ii) 90% of the five-day volume weighted average prices for the five (5) trading days immediately preceding the date that is sixty calendar days after issuance of the Series F-1 warrants. Each Series F-1 warrant will be immediately exercisable upon issuance for a five-year period after the date of issuance. This prospectus also relates to the offering of the common stock issuable upon exercise of such Series F-1 warrants. See “Description of Securities We are Offering” on page 35 of this prospectus. You should also read the form of Series F-1 warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Series F-2 warrants offered by us:	We are also offering up to 1,643,192 Series F-2 warrants to purchase up to 1,643,192 shares of common stock (or up to 1,889,671 Series F-2 warrants to purchase up to 1,889,671 shares of common stock if the underwriter exercises its option to purchase additional Series F-2 warrants in full). The exercise price of each Series F-2 warrant will be $ per share. The Series F-2 warrants will include a one-time reset of the exercise price to a price equal to the lesser of (i) the then exercise price and (ii) 90% of the five-day volume weighted average prices for the five (5) trading days immediately preceding the date that is sixty calendar days after issuance of the Series F-2 warrants. Each Series F-2 warrant will be immediately exercisable upon issuance for a six-month period after the date of issuance. This prospectus also relates to the offering of the common stock issuable upon exercise of such Series F-2 warrants. See “Description of Securities We are Offering” on page 35 of this prospectus. You should also read the form of Series F-2 warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Series F-3 warrants offered by us:	We are also offering up to 1,643,192 Series F-3 warrants to purchase up to 1,643,192 shares of common stock (or up to 1,889,671 Series F-3 warrants to purchase up to 1,889,671 shares of common stock if the underwriter exercises its option to purchase additional Series F-3 warrants in full). The exercise price of each Series F-3 warrant will be $ per share. The Series F-3 warrants will include a one-time reset of the exercise price to a price equal to the lesser of (i) the then exercise price and (ii) 90% of the five-day volume weighted average prices for the five (5) trading days immediately preceding the date that is sixty calendar days after issuance of the Series F-3 warrants. Each Series F-3 warrant will be immediately exercisable upon issuance for a one-year period after the date of issuance. This prospectus also relates to the offering of the common stock issuable upon exercise of such Series F-3 warrants. See “Description of Securities We are Offering” on page 35 of this prospectus. You should also read the form of Series F-3 warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Pre-funded warrants offered by us:	We are also offering up to 1,643,192 pre-funded warrants to purchase up to 1,643,192 shares of common stock. The purchase price of each pre-funded warrant is equal to the price at which the share of common stock is being sold to the public in this offering, minus $0.01, and the exercise price of each pre-funded warrant is $0.01 per share. The pre-funded warrants are exercisable immediately upon issuance and may be exercised at any time until all of the pre-funded warrants are exercised in full. This prospectus also relates to offering of the common stock issuable upon exercise of the pre-funded warrants sold in this offering. For each pre-funded warrant that we sell, the number of shares of common stock that we are selling will be decreased on a one-for-one basis. See “Description of Securities We are Offering” on page 35 of this prospectus. You should also read the form of pre-funded warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Public offering price	$2.13 per each share of common stock and accompanying Series F-1 warrant, Series F-2 warrant and Series F-3 warrant or $2.13 per each pre-funded warrant and accompanying Series F-1 warrant, Series F-2 warrant and Series F-3 warrant, based upon an assumed public offering price of $2.13, the closing price of our common stock on the NYSE American on July 23, 2024.

Common stock to be outstanding after this offering:	2,991,673 shares or 3,238,152 shares if the underwriter exercises its option to purchase additional shares of common stock in full.

Option to purchase additional shares of common stock and/or Series F-1 warrants, Series F-2 warrants and Series F-3 warrants:	We have granted the underwriter an option for a period of up to 45 days from the date of this prospectus to purchase up to 246,479 additional shares of our common stock and/or up to 246,479 Series F-1 warrants to purchase up to 246,479 shares of our common stock, up to 246,479 Series F-2 warrants to purchase up to 246,479 shares of our common stock and up to 246,479 Series F-3 warrants to purchase up to 246,479 shares of our common stock or any combination thereof, as determined by the underwriter, at the assumed public offering prices above less underwriting discounts and commissions, in each case solely to cover over-allotments, if any.

Use of proceeds:

We estimate the net proceeds to us from this offering will be approximately $3.16 million, or $3.68 million if the underwriter exercises its over-allotment option in full, based upon an assumed public offering price of $2.13, after deducting the estimated offering expenses payable by us. The terms of our outstanding Secured Convertible Notes require that at least 20% of the gross proceeds received by the Company after completing a capital raise transaction must be used to redeem all or a portion of the outstanding principal amount of our outstanding Secured Convertible Notes. As a result, we estimate that following the closing of this offering, the Company will redeem the outstanding principal amount of our outstanding Secured Convertible Notes, which is $561,700 as of the date of this prospectus. Except for the redemption of our outstanding Secured Convertible Notes, we will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. We currently intend to use the remaining net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page 26 of this prospectus.

Lock-up restrictions:	We and each of our directors and officers are subject to certain lock-up restrictions as identified in the section titled “Underwriting”.

NYSE American symbol:

Our shares of common stock are traded on the NYSE American under the symbol “NBY”. There is no established public trading market for the new warrants, and we do not expect a market to develop. We do not intend to apply for listing of the new warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the new warrants will be limited.

Risk factors:

Investing in the securities involves risks. See “Risk Factors” beginning on page 13 of this prospectus and under similar headings in the documents incorporated by reference herein for a discussion of the factors you should carefully consider before deciding to invest in the securities.

The number of shares of common stock to be outstanding immediately after this offering is based on 1,348,481 shares of common stock outstanding as of July 23, 2024, and such number excludes:

●	1,756 shares of common stock issuable upon the exercise of stock options outstanding, at a weighted average exercise price of $1,987.60 per share;

●	5,148 shares of common stock for outstanding unvested restricted stock units;

●	224,777 shares of common stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $37.40 per share;

●	15,065 shares of common stock issuable upon the conversion of our Series B Preferred Stock, at a conversion price of $8.75 per share;

●	12,349 shares of common stock issuable upon the conversion of our outstanding Secured Convertible Notes, at a conversion price of $45.50 per share;

●	107,146 shares of common stock issuable upon the conversion of our outstanding Unsecured Convertible Notes, at a conversion price of $4.90 per share; and

●	13,630 shares of common stock reserved for issuance under our equity compensation plans.

All share numbers, conversion prices and exercise prices set forth above reflect the 2024 reverse stock split of our common stock completed on May 30, 2024.

Unless otherwise indicated, all information in this prospectus assumes no exercise of outstanding warrants or options described above, no exercise of the new warrants, no conversion of the Series B Preferred Stock, no conversion of the Secured Convertible Notes or Unsecured Convertible Notes and no exercise by the underwriter of its option to purchase additional shares of our common stock and/or Series F-1 warrants, Series F-2 warrants, and Series F-3 warrants. Unless otherwise indicated, all information in this prospectus also assumes that we sell only shares of common stock, Series F-1 warrants, Series F-2 warrants and Series F-3 warrants in this offering and do not sell any pre-funded warrants in lieu of shares of common stock. Additionally, subsequent to March 31, 2024, the remaining shares of Series C Preferred Stock were all converted into common stock and are no longer outstanding.

In addition, unless the context otherwise requires, all share numbers, conversion prices, exercise prices and other share data in this prospectus reflect the 2024 reverse stock split; however, the 2023 Annual Report, the March 2024 Form 10-Q, and all other documents incorporated by reference into this prospectus that were filed prior to May 31, 2024, do not give effect to the reverse stock split.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risk factors described below, and all other information and documents contained in or incorporated by reference in this prospectus (as supplemented and amended), including the risks described under the caption “Risk Factors” in our 2023 Annual Report, our March 2024 Form 10-Q and any future Quarterly Reports on Form 10-Q and other filings that we make with the SEC, including those incorporated by reference herein, before deciding whether to buy the securities. The risks described in this prospectus or incorporated by reference into this prospectus are not the only ones we face, but those that we consider to be material. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and could result in a complete loss of your investment. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of the following risks actually occur, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the market price of our common stock to decline, and you could lose all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements”.

Risks Relating to Our Business

There is substantial doubt about our ability to continue as a going concern.

We have sustained operating losses for the majority of our corporate history. In fiscal year 2023, our expenses exceeded our revenues, as we continue to invest in our commercialization efforts. We will need to generate significant revenues to achieve and maintain profitability, which we have not been able to achieve to date. Our operating cash flow currently is not sufficient to support our ongoing operations, and we expect to continue incurring operating losses and negative cash flows until revenues reach a level sufficient to support ongoing growth and operations. Accordingly, our current cash resources are not sufficient to fund operations at the expected level of activity beyond the third quarter of 2024. As such, additional funding or substantial revenue growth (including through this offering) will be needed in both the short- and long-term in order to pursue our business plan.

We have evaluated, and are continuing to evaluate, our current business plan and potential changes to our business and strategic direction. If we do not raise additional capital or our revenues do not reach sufficient levels in the near term, then we may need to implement additional cost reduction measures and changes to our current business plan and strategic direction. Such changes may include altering our existing operations and/or pursuing a strategic transaction, such as a divestiture of certain business or product lines and related assets or we could be required to cease operations. For example, as part of our strategic direction, we sold DERMAdoctor for $1.1 million on March 25, 2024, and we continue to evaluate and pursue strategic transactions, including other divestitures, to the extent we believe that such opportunities would be in the best interests of our company and our stockholders. In the future, we may be unable to enter into strategic transactions on terms that are acceptable to us, if at all. In addition, any such transactions may cause disruption of our business, diversion management’s attention from other business concerns, loss of key employees, and retention of certain liabilities related to such potential transactions.

As a result of the circumstances indicated above, our financial statements include explanatory disclosures expressing substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. Future reports on our financial statements may continue to include such disclosures. If we cannot continue as a going concern, our stockholders may lose their entire investment in our securities.

We require additional capital to finance our operations as currently conducted, which may not be available to us on acceptable terms or at all and may result in dilution to our existing stockholders.

Our current cash resources are not sufficient to fund operations at the expected level of activity beyond the third quarter of 2024, and we therefore require additional capital to fund our operations. As of March 31, 2024, our cash and cash equivalents were $1.8 million and we had an accumulated deficit of $178.4 million. If we raise additional capital in this offering or through other public or private equity offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures. If we are unable to obtain adequate financing on commercially reasonable terms or at all when needed, we may have to implement additional cost reduction measures and/or make changes to our current business, which may have a material adverse effect on our business, financial condition, and results of operations.

Our future success is largely dependent on the successful commercialization of our products, particularly Avenova Spray.

If we are unable to establish and maintain adequate sales, marketing and distribution capabilities or enter into or maintain agreements with third parties to do so, we may be unable to successfully commercialize our products, specifically Avenova Spray. While we believe we are working to create an efficient commercial organization, we may not be able to correctly judge the size and experience of the sales and marketing force and the scale of distribution necessary to be successful. Establishing and maintaining sales, marketing, and distribution capabilities are expensive and time-consuming. Such expenses may be disproportionate compared to the revenues we may be able to generate on sales of Avenova Spray, which could cause our commercialization efforts to be unprofitable or less profitable than expected.

Acceptance and use of Avenova Spray by physicians, retail partners, wholesale customers and other customers may depend on a number of factors including: (i) perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our products; (ii) published studies demonstrating the cost effectiveness of our products relative to competing products; (iii) availability of reimbursement for our products from government or commercial payers; and (iv) effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any. The failure of any of our products to receive market acceptance would harm our business and could require us to seek additional financing to fund our operations.

Goodwill, intangible and other assets from our DERMAdoctor acquisition in 2021 have become fully impaired, which adversely impacted our profitability in 2023 and 2022.

We are required under U.S. Generally Accepted Accounting Principles, or GAAP, to test our goodwill for impairment annually or more frequently if indicators for potential impairment exist. Additionally, at least annually at year end, or more frequently at interim periods, we periodically review our intangible and other long-lived assets for impairment. During the fourth quarters of 2023 and 2022, we performed our annual testing for goodwill, intangible and other long-lived asset impairment which resulted in us recording goodwill, intangible and other asset impairment charges of $2.6 million and $6.7 million, relating to the business of our former subsidiary, DERMAdoctor, for the years ended December 31, 2023 and 2022, respectively, which significantly increased our net losses for each year.

We face substantial competition in the eyecare market in which we operate.

Avenova Spray faces intense competition in the eyecare market, which is focused on cost-effectiveness, price, service, product effectiveness and quality, patient convenience and technological innovation. There is substantial competition in the eyecare market from companies of all sizes in the United States and abroad, including, among others, large companies such as Allergan plc and Shire plc, and from products such as Restasis, Xiidra, eye wipes, baby shampoo and soap. There are also over-the-counter products that also contain hypochlorous acid that compete with Avenova Spray.

The companies that we compete against in the eyecare industry may have substantially greater financial, technical and marketing resources, longer operating histories, greater brand recognition and larger customer bases than we do and may be able to respond more effectively to changing business and economic conditions than we can. If our competitors respond more quickly to new or emerging technologies and changes in customer requirements, our products may be rendered obsolete or non-competitive. In addition, if our competitors develop more effective or affordable products, or achieve earlier intellectual property protection or product commercialization than we do, our operating results will materially suffer. Competition may increase further as existing competitors enhance their offerings or additional companies enter our markets or modify their existing products to compete directly with our products. We may not be able to sustain growth as competitive pressures, including pricing pressure from competitors, increase. Our ability to compete depends on the continued strength of our brand and products, the success of our marketing, innovation and execution strategies, the continued diversity of our product offerings, the successful management of new product introductions and innovations, strong operational execution, including in order fulfillment, and our success in entering new markets and expanding our business in existing geographies. If we are unable to continue to compete effectively, it could have a material adverse effect on our business, results of operations and financial condition.

We are dependent on third parties to manufacture, supply and distribute our products. Any interruption or failure by these suppliers or other disruptions to our supply chain may materially adversely affect our business, financial condition, results of operations and cash flows.

Our ability to make, move, and sell our products is critical to our success. Historically, we have predominately relied on a single product, Avenova Spray, for our primary revenue stream, which is comprised of our proprietary, stable and pure form of hypochlorous acid. Damage or disruption to our supply chain, including third-party manufacturing, assembly or transportation and distribution capabilities, due to weather, including any potential effects of climate change, natural disaster, fire or explosion, terrorism, pandemics, strikes, government action, armed conflict, war (such as the conflicts between Israel and Hamas, Russia and Ukraine, and China and Taiwan) or other reasons beyond our control or the control of our suppliers and business partners, could impair our ability to manufacture or sell our products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from a single supplier or location, could adversely affect our business or financial results.

Any interruption or failure by our suppliers, distributors and other partners to meet their obligations on schedule or in accordance with our expectations, misappropriation of our proprietary information, including trade secrets and know-how, or any termination by these third parties of their arrangements with us, which, in each case, could be the result of one or many factors outside of our control, could delay or prevent the manufacture or commercialization of our products, disrupt our operations or cause reputational harm to our company, particularly with wholesale customers, any or all of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we underestimate or overestimate demand for our products and do not maintain appropriate inventory levels, our net revenues or working capital could be negatively impacted.

Our ability to manage our inventory levels to meet demand for our products is important for our business. If we overestimate or underestimate demand for any of our products, we may not maintain appropriate inventory levels, we could have excess inventory that we may need to hold for a long period of time, write down, sell at prices lower than expected or discard, which could negatively impact our reputation, net sales, working capital or cash flows from working capital, or cause us to incur excess and obsolete inventory charges. We generally finance our working capital needs through our cash and cash flows from operations, and if we do not have enough cash and cash flows from our operations, then we may not be able to produce the inventories required to meet demand, which could result in a loss of sales, the loss of wholesale customers and/or retail partners and adversely impact our reputation. We have sought and continue to seek to improve our payable terms, which could also adversely affect our relations with our suppliers.

Significant disruptions of information technology systems or breaches of information security could adversely affect our businesses.

We rely upon information technology systems to operate our businesses. In the ordinary course of business, we collect, store and transmit large amounts of confidential information (including, but not limited to, personal information and intellectual property), and we deploy and operate an array of technical and procedural controls to maintain the confidentiality and integrity of such confidential information. We also have outsourced aspects of our operations to third parties, including significant elements of our information technology infrastructure and, as a result, we are managing independent vendor relationships with third parties who may or could have access to our confidential information. The size and complexity of our information technology and information security systems, and those of our third-party vendors with whom we contract, make such systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees or vendors, or from attacks by malicious third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives and expertise, including organized criminal groups, “hacktivists,” nation states and others. While we have invested in the protection of data and information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches. Any such interruption or breach of our systems could adversely affect our business operations and/or result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal, business and reputational harm to us.

Adverse U.S. or international economic and political conditions could negatively affect our business, financial condition and results of operations.

Our business is sensitive to general economic conditions and consumer spending. Therefore, we face risks associated with U.S. and international economic conditions, including a recession or other economic downturn, and are subject to events beyond our control including armed conflict, war, public health crises (such as the COVID-19 pandemic), trade disputes, economic sanctions, and their collateral impacts. In particular, consumer spending on discretionary premium items, as well as eyecare products is influenced and may be impacted by general economic conditions, wage and salary levels, trends in consumer confidence and spending, interest rates, inflation, and the availability of discretionary income and consumer credit. Further, adverse U.S. or international economic conditions, including recessionary conditions, or periods of inflation or high energy prices may contribute to higher unemployment levels, decreased consumer spending, reduced credit availability and declining consumer confidence and demand, poses a risk to our business. These economic conditions could cause some of our retail customers or suppliers to experience cash flow or credit problems and impair their financial condition, which could disrupt our business and adversely affect product orders, payment patterns and default rates and increase our bad debt expense. In addition, deterioration in global financial markets could make future financing difficult or more expensive, which could have a material adverse effect on our ability to finance the acquisition of inventory for sale to our customers. Additional concerns include abrupt political change, terrorist activity, and armed conflict and any escalation or expansion thereof, including but not limited to the dispute between Israel and Hamas, Russia and Ukraine, and China and Taiwan, which pose a risk of further general economic disruption.

Risk Related to Government Regulation

We expect continuous revenue from sales of Avenova Spray, which is classified as a cleared medical device by the FDA, but we cannot guarantee that the FDA will continue to allow us to market and sell Avenova Spray as a cleared medical device, which marketing inability would halt our sales and marketing of Avenova Spray and cause us to lose revenue and materially and adversely affect our results of operations and the value of our business.

Our ability to continue commercializing Avenova Spray and generating revenue from Avenova Spray depends upon, among other things:

•	the FDA allowing us to continue marketing Avenova Spray as an FDA cleared medical device;
•	acceptance in the medical community;
•	the safety of Avenova Spray’s predicate devices;
•	the number of patients who use Avenova Spray;
•	coverage or reimbursement by third-party payors of Avenova Spray;
•	our ability to successfully market Avenova Spray to both doctors and patients; and
•	the amount and nature of competition from competing companies with similar products.

Revenue from the Avenova brand will be subject to, among other things, regulatory and commercial and market uncertainties that may be outside of our control. The clearance that we have received from the FDA for our Avenova Spray, NeutroPhase, PhaseOne and other products is subject to strict limitations on the indicated uses for which the products may be marketed. The labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping for all our products, including those that are not subject to FDA clearance, are subject to extensive regulatory requirements.

In addition, there can be no assurance that government regulations applicable to our products will not change and thereby prevent the marketing of some or all of our products for a period of time or permanently. The FDA’s policies may change and additional government regulations may be enacted that could modify, prevent or delay regulatory approval of our products. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the U.S. or in other countries. We cannot guarantee that Avenova Spray, our other cleared products, or products that may be approved or cleared for marketing in the future, will not be materially adversely impacted by a change in industry standards or regulations. If changes to industry standards, practices or regulations applicable to Avenova Spray or our other cleared products that we may market and sell in the future cause a delay in continued commercialization or if we cannot make a change to satisfy the industry standards, practices or regulations, we may not be able to meet market demand which may have a materially adverse effect on our business, financial condition, results of operations, and prospects.

Additionally, the FDA may request that we submit another 510(k) premarket submission that compares to another predicate device. If we are unable to find an adequate predicate device that is substantially equivalent to Avenova Spray for the treatment claims that we use to sell and market Avenova Spray, we may not be able to obtain the necessary FDA clearance to continue to market and sell Avenova Spray without performing comprehensive clinical trials. In such event, we would need to seek premarket approval from the FDA for the applicable product before we could continue to sell and market Avenova Spray in the United States, which would be significantly more time consuming, expensive, and uncertain.

Avenova Spray is not approved by the FDA as a drug, and we rely solely on the 510(k) clearance for Avenova Spray and certain of our other products as a medical device.

Our business and future growth depend on the development, use and sale of products that are subject to FDA regulation, clearance and approval. Under the U.S. Federal Food, Drug, and Cosmetic Act and other laws, we are prohibited from promoting our products for off-label uses. This means that we may not make claims about the safety or effectiveness of our products and may not proactively discuss or provide information on the use of our products, except as allowed by the FDA. As Avenova Spray is a medical device, we may only make very limited claims that pertain to its cleared intended use. Without claims of efficacy, market acceptance of our products may be slow. The 510(k) status of Avenova Spray also affects our ability to obtain formal insurance reimbursement by payors and affects our ability to obtain Medicare coverage.

There is significant risk that the FDA or other federal or state law enforcement authorities may determine that the nature and scope of our sales and marketing activities constitutes the promotion of our products for non-FDA-approved uses in violation of applicable law and as the sale of unapproved drugs, which is prohibited under applicable law. We face the risk that the FDA may take enforcement action against us for the way that we promote and sell our products. This risk may grow with the increased visibility of Avenova Spray online, as well as the FDA’s increased focus on antimicrobial products in the wake of the COVID-19 pandemic. We also face the risk that the FDA or other regulatory authorities might pursue enforcement actions based on past activities that we have discontinued or changed, including sales activities, arrangements with institutions and doctors, educational and training programs and other activities.

Government investigations concerning the promotion of unapproved drug products, off-label use and related issues are typically expensive, disruptive and burdensome and generate negative publicity. If our promotional activities are found to be in violation of applicable law or if we agree to a settlement in connection with an enforcement action, we would likely face significant fines and penalties and be required to substantially limit and change our sales and promotion activities.

Developments after a product reaches the market may adversely affect sales of our products.

Even after obtaining regulatory clearances, certain developments may decrease demand for our products, including the re-review of products that are already marketed; new scientific information and evolution of scientific theories; the recall or loss of regulatory clearance of products that are already marketed; changing government standards or public expectations regarding safety, efficacy, or labeling changes; and greater scrutiny in advertising and promotion. If previously unknown side effects are discovered or if there is an increase in negative publicity regarding known side effects of a product, it could significantly reduce demand for the product or require us to take actions that could negatively affect sales, including removing the product from the market, restricting its distribution or applying for labeling changes. In addition, some health authorities appear to have become more cautious when examining new products and are re-reviewing select products that are already marketed, adding further to the uncertainties in the regulatory processes.

There is also greater regulatory scrutiny, especially in the United States, on advertising (in particular, direct to consumer advertising), promotion and pricing of pharmaceutical products. Certain regulatory changes or decisions could make it more difficult for us to sell our products. If we are not able to maintain regulatory compliance, we may be subject to fines, suspension or withdrawal of regulatory clearance, product recalls, seizure of products, operating restrictions, injunctions, warning letters, criminal prosecution and other enforcement actions. Any of these events could prevent us from marketing our products and our business may not be able to continue past such concerns. If any of the above occurs to Avenova Spray, our business, results of operations, financial condition and cash flows could be materially adversely affected.

We do not have our own manufacturing capacity, and we rely on partnering arrangements or third-party manufacturers for the manufacture of our products and potential products.

The FDA and other governmental authorities require that all our products be manufactured in strict compliance with federal Quality Systems Regulations, or QSR, and other applicable government regulations and corresponding foreign standards. We do not currently operate manufacturing facilities for the production of our products. As a result, we have partnered with third parties to manufacture our products or rely on contract manufacturers to supply, store and distribute our products and help us meet legal requirements. As we have limited control over our commercial partners, any performance failure on their part (including failure to deliver compliant, quality components or finished goods on a timely basis) could affect the commercialization of our products, producing additional losses and reducing or delaying product revenues. If any of our commercial partners or manufacturers have violated or is alleged to have violated any laws or regulations during the performance of their obligations to us, it is possible that we could suffer significant financial, operational and reputational harm or other negative outcomes, including possible legal consequences.

Our products require precise, high-quality manufacturing. The failure to achieve and maintain high manufacturing standards could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business. Contract manufacturers and partners often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. Accordingly, we and our third-party manufacturers are also subject to periodic unannounced inspections by the FDA to determine compliance with the FDA’s requirements, including primarily cGMP, the QSR, medical device reporting regulations and other applicable government regulations and corresponding foreign standards, including ISO 13485.

The results of these inspections can include inspectional observations on FDA’s Form 483, untitled letters, warning letters, or other forms of enforcement. If the FDA were to conclude that we are not in compliance with applicable laws or regulations, or that any of our FDA-cleared products are ineffective, make additional therapeutic claims that are not commensurate to the accepted labeling claims, or pose an unreasonable health risk, the FDA could take a number of regulatory actions, including preventing us from manufacturing any or all of our products or performing laboratory testing on human specimens, which could materially adversely affect our business. In addition, a prolonged interruption in the manufacturing of one or more of our products as a result of non-compliance could decrease our supply of products available for sale, which could reduce our net sales, gross profits and market share, as well as harm our overall business, prospects, financial condition and results of operations.

Avenova Spray’s FDA-clearance and our other products that have been cleared by the FDA or products that we may obtain FDA-clearance for in the future, if at all, are subject to limitations on the intended uses for which the product may be marketed, which can reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities. In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting requirements where applicable for Avenova Spray, including the reporting of adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory clearance to one or all of our products that may be cleared in the future, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.

If we were to lose, or have restrictions imposed on, FDA clearances we may receive in the future, our business, operations, financial condition and results of operations would likely be materially adversely impacted.

Risks Related to Potential Litigation

The pharmaceutical and biopharmaceutical industries are characterized by patent litigation, and any litigation or claim against us may impose substantial costs on us, place a significant strain on our financial resources, divert the attention of management from our business and harm our reputation.

There has been substantial litigation in the pharmaceutical and biopharmaceutical industries with respect to the manufacture, use and sale of new products that are the subject of conflicting patent rights. For the most part, these lawsuits relate to the validity, enforceability, and infringement of patents. We rely upon patents, trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position, and we may initiate claims to defend our intellectual property rights as a result. Other parties may have issued patents or be issued patents that may prevent the sale of our products or know-how or require us to license such patents and pay significant fees or royalties to produce our products. In addition, future patents may be issued to third parties which our technology may infringe. Because patent applications can take many years to issue and because patent applications are not published for a period of time, or in some cases at all, there may be applications now pending of which we are unaware that may later result in issued patents that our products infringe.

Intellectual property litigation, regardless of outcome, is expensive and time-consuming, would divert management’s attention from our business and could have a material negative effect on our business, operating results, or financial condition. If a dispute involving our proprietary technology were resolved against us, it could mean the earlier entry of some or all third parties seeking to compete in the marketplace for a given product, and a consequent significant decrease in the price we could charge for our product. If such a dispute alleging that our technology or operations infringed third-party patent rights were to be resolved against us, we might be required to pay substantial damages, including treble damages and attorney’s fees if we were found to have willfully infringed a third party’s patent, to the party claiming infringement, to develop non-infringing technology, to stop selling any products we develop, to cease using technology that contains the allegedly infringing intellectual property or to enter into royalty or license agreements that may not be available on acceptable or commercially practical terms, if at all.

If our product or products cause an unexpected reaction to a patient or patient(s) or customer(s) in certain ways that may have caused or contributed to serious injury, we may be subject to product liability claims, and if product liability lawsuits are brought against us, they could result in costly litigation and significant liabilities.

Despite all reasonable efforts to ensure safety, it is possible that we or our distributors will sell our products or products that we currently do not sell but may sell in the future, which are defective, to which patients/customers react in an unexpected manner, or which are alleged to have side effects or otherwise not work for the product’s intended purpose. The manufacture and sale of such products may expose us to potential liability, including regulatory enforcement actions, and the industries in which our products are likely to be sold have been subject to significant product liability litigation.

Any claims, with or without merit, could result in costly litigation, reduced sales, significant liabilities and diversion of our management’s time and attention, and could have a material adverse effect on our reputation, financial condition, business and results of operations. We cannot make assurances that any liability insurance coverage that we qualify for, if at all, will fully satisfy any liabilities brought for any event or injury that is attributed to our product or products.

If a product liability claim is brought against us, we may be required to pay legal and other expenses to defend the claim and, if the claim is successful, damage awards may not be covered, in whole or in part, by our insurance. We may not have sufficient capital resources to pay a judgment, in which case our creditors could levy against our assets. We may also be obligated to indemnify our collaborators and make payments to other parties with respect to product liability damages and claims. Defending any product liability claims, or indemnifying others against those claims, could require us to expend significant financial and managerial resources.

If we are unable to protect our intellectual property, our competitors could develop and market products similar to ours that may reduce demand for our products.

Our success, competitive position and potential future revenues will depend in significant part on our ability to protect our intellectual property. We rely on the patent, trademark, copyright and trade secret laws of the U.S. and other countries, as well as confidentiality and nondisclosure agreements, to protect our intellectual property rights. We apply for patents covering our technologies as we deem appropriate.

There is no assurance that any patents issued to us, or in-licensed or assigned to us by third parties will not be challenged, invalidated, found unenforceable or circumvented, or that the rights granted thereunder will provide competitive advantages to us. If we or our collaborators or licensors fail to file, prosecute, obtain or maintain certain patents, our competitors could market products that contain features and clinical benefits similar to those of any products we develop, and demand for our products could decline as a result. Further, although we have taken steps to protect our intellectual property and proprietary technology, third parties may be able to design around our patents or, if they do infringe upon our technology, we may not be successful or have sufficient resources in pursuing a claim of infringement against those third parties. Any pursuit of an infringement claim by us may involve substantial expense and diversion of management attention.

We also rely on trade secrets and proprietary know-how that we seek to protect by confidentiality agreements with our employees, consultants, and collaborators. If these agreements are not enforceable, or are breached, we may not have adequate remedies for any breach, and our trade secrets and proprietary know-how may become known or be independently discovered by competitors.

We operate in the State of California. California law prevents us from imposing a delay before an employee, who may have access to trade secrets and proprietary know-how, can commence employment with a competing company. Although we may be able to pursue legal action against competitive companies improperly using our proprietary information, we may not be aware of any use of our trade secrets and proprietary know-how until after significant damage has been done to our Company.

Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. If our intellectual property does not provide significant protection against foreign or domestic competition, our competitors, including generic manufacturers, could compete more directly with us, which could result in a decrease in our market share. All of these factors may harm our competitive position.

Risks Relating to Ownership of Our Common Stock

The price of our common stock may fluctuate substantially, which may result in losses to our stockholders.

The stock prices of our company and many other companies in our market segments have generally experienced wide fluctuations in response to various factors, some of which are beyond our control, including those that are unrelated to our operating performance. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The market price of our common stock is likely to be volatile and could fluctuate in response to, among other things:

•	the announcement of new products by us or our competitors;
•	the announcement of partnering arrangements by us or our competitors;
•	our ability to effectively manage our future growth;
•	actual or anticipated variations in quarterly operating results;
•	our cash position;
•	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;
•	adverse developments concerning our suppliers or distributors;
•	adverse developments concerning our customers, including the reduction in products purchased and/or loss of customers;
•	our inability to obtain adequate supplies and components for our products or inability to do so at acceptable prices;
•	the failure to maintain or increase net sales or increases in our operating expenses;

•	changes in our earnings estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ earnings estimates;
•	the sale of a substantial number of shares of common stock by any large stockholder, especially within a short period of time;
•	announcement or expectation of additional financing efforts and receipt, or lack of receipt, of funding in support of conducting our business;
•	announcements relating to strategic transactions, including acquisitions, divestitures/sale transactions, collaborations, licenses, or similar arrangements;
•

general, economic and market conditions, including volatility and instability in the financial markets, a decrease in consumer confidence and other factors unrelated to our operating performance or the operating performance of our competitors; and

•	the occurrence of any of the risks described in this section titled “Risk Factors”.

If we are unable to comply with the continued listing requirements of the NYSE American, including our trading price per share of our common stock increasing and satisfying the obligations set forth in the Deficiency Letter with respect to our stockholders’ equity being below the NYSE American’s minimum level, then our common stock will be delisted from the NYSE American.

Our common stock is currently listed on the NYSE American. If we are unable to comply with the continued listing requirements of the NYSE American, our common stock will be delisted from the NYSE American, which will limit investors’ ability to effect transactions in our common stock and subject us to additional trading restrictions. In order to maintain our listing, we must maintain certain share prices for our common stock, financial and share distribution targets, including maintaining a minimum amount of stockholders’ equity and a minimum number of public stockholders. In addition to these objective standards, NYSE American may delist the securities of any issuer for other reasons involving the judgment of NYSE American.

Our common stock was trading on the NYSE American under $0.20 per share for most of 2024, and under $0.10 per share for part of 2024, which 2024 per share prices do not give effect to the recently completed 2024 reverse stock split. Due to our common stock trading at low prices over a period of time, the NYSE American has the discretion to (i) immediately delist our common stock if the price of our common stock declines below certain threshold amounts or (ii) issue a deficiency letter to us relating to the low trading price of our common stock. On May 30, 2024, we effected the 2024 reverse stock split, and, as of July 23, 2024, the closing price of our common stock was $2.13 per share. Even with our common stock trading at higher prices after the 2024 reverse stock split, the per share trading price may decrease due to factors that may adversely affect the per share trading price of our common stock. As a result, there is no assurance that the per share trading price of our common stock will not decrease in the future.

In addition, on April 18, 2024, we received a letter from the NYSE American, or the Deficiency Letter, notifying us that our stockholders’ equity as of December 31, 2023 was below the minimum requirements of Sections 1003(a)(ii) and 1003(iii) of the Company Guide requiring stockholders’ equity requiring $4.0 million or more if a company has reported losses from continuing operations and/or net losses in three of the four most recent fiscal years and $6.0 million or more if a company has reported losses from continuing operations and/or net losses in its five most recent fiscal years, respectively. Thereafter, on May 28, 2024, we received a further notification from the NYSE American, stating that our stockholders’ equity as of March 31, 2024 was not in compliance with Section 1003(a)(i) of the NYSE American Company Guide requiring $2.0 million or more if the Company has reported losses from continuing operations and/or net losses in two of the three most recent fiscal years. As of March 31, 2024, we had stockholders’ equity of $160 thousand. Pursuant to the Deficiency Letter, we have become subject to the procedures and requirements of Section 1009 of the Company Guide and submitted a plan of compliance addressing how we intend to regain compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide by October 18, 2025. On June 4, 2024, the Company received notice from NYSE American that it had accepted the Company’s plan of compliance and granted a plan period through October 18, 2025. During the plan period, the Company will be subject to quarterly monitoring for compliance with the plan. If the Company does not regain compliance with NYSE American’s listing standards by October 18, 2025, or if the Company does not make progress consistent with its plan, then NYSE American may initiate delisting procedures.

If our common stock is delisted from the NYSE American, then we could face significant and material adverse consequences as a result and our investors will experience limitations upon their ability to effect transactions in our common stock.

If the NYSE American delists our common stock from trading on its exchange, including if such delisting were to occur immediately without being able to submit a compliance plan or appeal such delisting, and we are not able to list our securities on another national securities exchange (though we expect the common stock would qualify to be quoted on an over-the-counter market), we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;
•	reduced liquidity for our securities;
•	substantial impairment on our ability to raise additional funds;

•	result in a loss of institutional investor interest and a decreased ability to issue additional securities or obtain additional financing in the future;
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a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage;
•	an event of default will occur under the terms of our Secured Convertible Notes, which, if not waived by the holders, such Secured Convertible Notes will be payable by us; and
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potential breaches of representations or covenants of our agreements pursuant to which we made representations or covenants relating to our compliance with applicable listing requirements, which, regardless of merit, could result in costly litigation, significant liabilities and diversion of our management’s time and attention and could have a material adverse effect on our financial condition, business and results of operations.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our common stock is listed on the NYSE American, our common stock qualifies as a covered securities under such statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If we were no longer listed on the NYSE American, our common stock would not be a covered security and we would be subject to regulation in each state in which we offer our common stock and other Company securities.

We may issue additional shares of our common stock, other series or classes of preferred stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

We may issue additional shares of our common stock, other series or classes of preferred stock, units, warrants or other equity securities of equal or senior rank in the future in order to fund our operations, provide working capital and for other purposes, including in connection with, among other things, future acquisitions, repayment of outstanding indebtedness, repricing of warrants or other outstanding securities or pursuant to our 2017 Omnibus Incentive Plan. These issuances of additional equity securities may occur without stockholder approval. Our issuance of additional shares of our common stock, preferred stock or other equity securities of equal or senior rank could have the following effects:

•	your proportionate ownership interest in NovaBay will decrease;
•	the relative voting strength of each previously outstanding share of common stock may be diminished; and/or
•	the market price of your shares of common stock may decline.

We may require additional capital funding that may not be available to us or, if received, may not be available to us on favorable terms, which may impair the value of our common stock and Series B Preferred Stock.

If our working capital needs exceed our current expectations, or we expand more rapidly than currently anticipated, we may need to raise additional capital through public or private equity offerings or debt financings. Our future capital requirements depend on many factors including our cash position, revenue and our overall operating expenses. We do not know whether additional financing will be available when needed or will be available on terms favorable to us. If we cannot raise needed funds on acceptable terms, we may not be able to develop new products or enhance our existing products, be able to fully fund the commercialization and sale of our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. To the extent we raise additional capital by issuing equity securities, such as the securities in this offering, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock and Series B Preferred Stock.

Our stockholders will experience dilution as a result of the conversion of the remaining Series B Preferred Stock and may experience dilution following the potential exercise of our outstanding common stock purchase warrants or as a result of the conversion of our outstanding notes.

We have a significant number of Company securities issued and outstanding prior to this offering that are or may be convertible and/or exercisable into shares of our common stock. As of July 23, 2024, these Company securities include 131 shares of Series B Preferred Stock that are convertible into 15,065 shares of common stock, warrants exercisable for 224,777 shares of common stock and the Secured Convertible Notes and Unsecured Convertible Notes potentially exercisable for 107,146 shares of common stock (to the extent the principal balance of such convertible notes is not paid in cash). Additionally, there will be further dilution if all of the new warrants issued in this offering are exercised. As of July 23, 2024, we had 1,348,481 shares of common stock issued and outstanding. Accordingly, upon the conversion or exercise (as applicable) of some or all of the Series B Preferred Stock, the Secured Convertible Notes, the Unsecured Convertible Notes and common stock warrants, as well as the exercise of stock options and other equity based awards that have been or will be issued and/or granted by us, the percentage ownership and voting power held by our existing stockholders will be significantly reduced and our stockholders will experience significant dilution.

Offers or availability for sale of a substantial number of shares of our common stock, including as a result of the conversion of the Series B Preferred Stock or outstanding notes and/or the exercise of outstanding warrants may cause the price of our publicly traded securities to decline and make it more difficult for us to raise capital in the future.

Sales of a significant number of shares of our common stock in the public market could depress the market price of our common stock and make it more difficult for us to raise funds through future offerings of common stock. For example, sales of shares of common stock that are issuable upon conversion of the Series B Preferred Stock or our outstanding Secured Convertible Notes or Unsecured Convertible Notes and/or the exercise of outstanding common stock warrants may cause the price of our publicly traded securities to decline. The shares of common stock underlying the shares of Series B Preferred Stock, outstanding Secured Convertible Notes and Unsecured Convertible Notes and outstanding common stock warrants represent, in the aggregate, approximately 27% of the total number of shares of common stock outstanding as of July 23, 2024. Upon conversion or exercise, as the case may be, of those securities, the shares of common stock we issue upon such conversion or exercise could be sold into the public market, and such sales could be significant and have an adverse impact on the price of our common stock. Additionally, such conversion or exercise could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and/or at a price that we deem reasonable or appropriate, or at all.

We have not paid dividends or repurchased stock in the past and do not expect to pay dividends or repurchase stock in the future, and any return on investment may be limited to the value of our stock.

We have never paid cash dividends on, or repurchased shares of, our common stock and do not anticipate paying cash dividends or repurchasing shares of our common stock in the foreseeable future. In addition, we do not anticipate paying any dividends or repurchasing any shares of our Series B Preferred Stock; however, if we pay dividends on our shares of common stock, we are required to pay dividends on our Series B Preferred Stock on an as converted basis. The payment of dividends on, or the repurchase of shares of, our common stock or Series B Preferred Stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. If we do not pay dividends or repurchase stock, holders of our common stock will experience a return on their investment in our shares only if our stock price appreciates.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss, or NOL, carryforwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. Since our formation, we have raised capital through the issuance of capital stock on many occasions which, combined with the purchasing stockholders’ subsequent disposition of those shares, may have resulted in one or more changes of control, as defined by Section 382 of the Code. We have not currently completed a study to assess whether any change of control has occurred, or whether there have been multiple changes of control since our formation, due to the significant complexity and cost associated with such study. If we have experienced a change of control at any time since our formation, our NOL carryforwards and tax credits may not be available, or their utilization could be subject to an annual limitation under Section 382. In addition, since we may need to raise additional funding to finance our operations, we may undergo further ownership changes in the future. If we earn net taxable income, our ability to use our pre-change NOL carryforwards to offset United States federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

The 2024 reverse stock split may adversely impact the market price of our common stock.

We effected a reverse stock split of our outstanding common stock at a ratio of 1-for-35 shares, which was effected at 4:15 p.m. Eastern Time on May 30, 2024. The impact of the 2024 reverse stock split upon the market price of our common stock cannot be predicted with certainty and there is no assurance that our common stock will trade at a price consistent with the 2024 reverse stock split or that the stock price will decline in value relative to the value before the 2024 reverse stock split. Accordingly, it is possible that the market price of our common stock following the 2024 reverse stock split will decline, possibly more than would occur in the absence of a reverse stock split.

The 2024 reverse stock split could decrease the liquidity of shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the 2024 reverse stock split given the reduced number of shares that will be outstanding following the 2024 reverse stock split, especially if the market price of our common stock does not trade at a price consistent with the 2024 reverse stock split. In addition, the 2024 reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

The effective increase in the number of shares of our common stock available for issuance as a result of our 2024 reverse stock split could result in further dilution to our existing stockholders and have antitakeover implications.

The 2024 reverse stock split alone had no effect on our authorized capital stock, and the total number of authorized shares remains the same as before the 2024 reverse stock split. The 2024 reverse stock split increased the number of shares of our common stock (or securities convertible or exchangeable for our common stock) available for future issuance by decreasing the number of shares of our common stock issued and outstanding. The additional available shares are available for issuance from time to time at the discretion of our Board of Directors when opportunities arise, without further stockholder action or the related delays and expenses, except as may be required for a particular transaction by law, the rules of any exchange on which our securities may then be listed, or other agreements or restrictions. Any issuance of additional shares of our common stock would increase the number of outstanding shares of our common stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly. In addition, any such issuance of additional shares of our common stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of our common stock.

Additionally, the effective increase in the number of shares available for issuance could, under certain circumstances, have anti-takeover implications. For example, the additional shares of common stock that have become available for issuance could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. Although our 2024 reverse stock split is prompted by other considerations and not by the threat of any hostile takeover attempt, stockholders should be aware that our 2024 reverse stock split could facilitate future efforts by us to deter or prevent changes in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then-current market prices.

You may experience future dilution as a result of future equity offerings and the exercise of the new warrants to be issued.

We expect that additional capital will be needed in the future to continue our planned operations. To raise additional capital, we may in the future offer additional shares of common stock or other equity or debt securities convertible into or exchangeable for common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other Company securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of common stock or other securities convertible into or exchangeable for common stock in future transactions may be higher or lower than the price per share in this offering. Additionally, you may incur dilution as a result of the exercise of the new warrants to be issued as part of this offering, grants of additional equity awards under our equity incentive plans, the vesting and settlement of restricted stock units, or upon the exercise of options or warrants currently exercisable and outstanding with exercise prices at or below the public offering price of common stock in this offering. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

The volume of trading of our common stock may be low, leaving our common stock open to risk of high volatility.

The number of shares of our common stock being traded may be very low. Any stockholder wishing to sell his/her stock may cause a significant fluctuation in the price of our common stock. In addition, low trading volume of a stock increases the possibility that, despite rules against such activity, the price of the stock may be manipulated by persons acting in their own self-interest. We may not have adequate market makers and market making activity to prevent manipulation.

Risks Relating to this Offering

Management will have broad discretion as to the use of proceeds from this offering and we may use the net proceeds in ways with which you may disagree.

Except for the redemption of our outstanding Secured Convertible Notes as described in the section entitled “Use of Proceeds” in this prospectus, our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and could spend the proceeds in ways that do not improve our business, financial condition, results of operations or enhance the value of our common stock. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any return for us. Our failure to apply these funds effectively could have a material adverse effect on our business and the commercialization of our product candidates and cause the price of our common stock to decline. Pending their use, we may invest our cash, including the net proceeds from this offering, in a manner that does not produce income or that loses value. See “Use of Proceeds”.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase in the offering.

Based on the assumed public offering price and the net tangible book value per share as of March 31, 2024, because the offering price per share in this offering is substantially higher than the historical net tangible book value per share, you will suffer immediate and substantial dilution in the net tangible book value per share you may purchase in this offering after giving effect to this offering. The exercise of outstanding warrants and stock options, and the conversion of the Series B Preferred Stock and outstanding convertible debentures may result in further dilution of your investment. See the section entitled “Dilution” in this prospectus for a more detailed illustration of the dilution you would incur if you participate in this offering.

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

In this offering, we will sell up to 1,643,192 shares (or a pre-funded warrant in lieu thereof), or approximately 122% of our outstanding common stock as of July 23, 2024, and sell up to 4,929,576 Series F-1 warrants, Series F-2 warrants and Series F-3 warrants that are immediately exercisable to purchase up to 4,929,576 shares of common stock, or approximately 366% of our outstanding common stock as of July 23, 2024. The sale of the common stock (or a pre-funded warrant in lieu thereof), Series F-1 warrants, Series F-2 warrants and Series F-3 warrants in this offering, and any future sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that such sales may occur, could cause the market price of our common stock to decline. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

The Series F-1 warrants, Series F-2 warrants and Series F-3 warrants are speculative in nature.

The new warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, holders of the Series F-1 warrants, Series F-2 warrants and Series F-3 warrants, as applicable, may exercise their right to acquire the common stock and pay an exercise price of $                      per share, subject to certain adjustments, commencing immediately until expiration on the five-year, six-month, and one-year anniversary, respectively, of the date of issuance, after which respective periods any unexercised Series F-1 warrants, Series F-2 warrants or Series F-3 warrants will expire and have no further value. Moreover, following this offering, the market value of the Series F-1 warrants, Series F-2 warrants and Series F-3 warrants, if any, is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their imputed offering price. Neither the Series F-1 warrants, Series F-2 warrants or Series F-3 warrants will be listed or quoted for trading on any market or exchange. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the Series F-1 warrants, Series F-2 warrants or Series F-3 warrants, and consequently, it may never be profitable for holders of the Series F-1 warrants, Series F-2 warrants or Series F-3 warrants to exercise such warrants.

The terms of the Series F-1 warrants, Series F-2 warrants and Series F-3 warrants could impede our ability to enter into certain transactions or obtain additional financing.

The terms of the Series F-1 warrants, Series F-2 warrants and Series F-3 warrants require us, upon the consummation of any “fundamental transaction” (as defined in the Series F-1 warrants, Series F-2 warrants and Series F-3 warrants, respectively), to, among other obligations, cause any successor entity resulting from the fundamental transaction to assume all of our obligations under the Series F-1 warrants, Series F-2 warrants and Series F-3 warrants, respectively. In addition, holders of each of the Series F-1 warrants, Series F-2 warrants and Series F-3 warrants are entitled to participate in any fundamental transaction on an as-exercised basis, which could result in the holders of our common stock receiving a lesser portion of the consideration from a fundamental transaction. The terms of each of the Series F-1 warrants, Series F-2 warrants and Series F-3 warrants could also impede our ability to enter into certain transactions or obtain additional financing in the future.

Holders of the new warrants purchased in this offering will have no rights as stockholders until such holders exercise their new warrants and acquire our shares of common stock, except as set forth in such warrants.

Except as set forth in the new warrants, until holders of such warrants acquire our shares of common stock upon exercise of the new warrants, holders of the new warrants have no rights with respect to our shares of common stock underlying such warrants, the holders will be entitled to exercise the rights of a stockholder of shares of common stock only as to matters for which the record date occurs after the exercise date.

There is no public market for the new warrants being offered in this offering.

There is no established public trading market for the new warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the new warrants on any securities exchange or nationally recognized trading system, including the NYSE American. Without an active market, the liquidity of the new warrants will be limited.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, or the “Exchange Act”, including, but not limited to, statements that are based upon management’s current expectations, assumptions, estimates, projections and beliefs, including statements about the Company’s preliminary estimated financial results for the second quarter and the commercial progress and future financial performance of the Company. These statements relate to future events or to our future operating or financial performance and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words or expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the anticipated use of proceeds from this offering, our ability to comply with the continued listing standards of the NYSE American and maintain the listing of our common stock (including our ability to regain compliance with the stockholders’ equity requirements of the NYSE American), additional capital needed to finance our operations, uncertainty regarding our ability to continue as a going concern, our product candidates, market opportunities, competitors, business plan and strategies, anticipated trends and challenges in our business and the markets in which we operate, and anticipated expenses and capital requirements. These statements involve risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by these forward-looking statements.

We discuss in greater detail many of these risks under the heading “Risk Factors” contained in this prospectus or otherwise described in our filings with the SEC, including our 2023 Annual Report, in our March 2024 Quarterly Report and subsequently filed Quarterly Reports on Form 10-Q and other periodic filings, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. You should refer to the risks and uncertainties described in the “Risk Factors” section contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus and the accompanying prospectus together with the documents we have filed with the SEC that are incorporated by reference completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

Based on the sale of our common stock and accompanying Series F-1 warrant, Series F-2 warrant and Series F-3 warrant at an assumed combined public offering price of $2.13 per share of common stock, which is the last reported sale price of our common stock on the NYSE American on July 23, 2024, we estimate the net proceeds to us from this offering will be approximately $3.16 million, or approximately $3.68 million if the underwriter exercises its option to purchase additional shares of common stock and/or Series F-1 warrants, Series F-2 warrants and Series F-3 warrants from us in full, and after deducting estimated underwriting discounts and commissions and other estimated offering expenses payable by us, excluding the proceeds, if any, from the cash exercise of the new warrants issued pursuant to this offering, and assuming no sale of the pre-funded warrants. In addition, if all of the Series F-1 warrants, Series F-2 warrants and Series F-3 warrants offered pursuant to this prospectus are exercised in full for cash, we will receive approximately an additional $            in cash. We cannot predict when or if the new warrants will be exercised. It is possible that these new warrants may expire and may never be exercised.

Except for the partial redemption of our outstanding Secured Convertible Notes as described below, we will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. We currently intend to use the remaining net proceeds from this offering for working capital and general corporate purposes. As a result, our management will retain broad discretion in the allocation and use of the net proceeds of this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds.

The terms of our outstanding Secured Convertible Notes require that at least 20% of the gross proceeds received by the Company after completing a capital raise transaction must be used to redeem all or a portion of the outstanding principal amount of our outstanding Secured Convertible Notes. As a result, we estimate that following the closing of this offering, the Company will redeem the outstanding principal amount of our outstanding Secured Convertible Notes, which is $561,700 as of the date of this prospectus.

The amounts and timing of our actual expenditures will depend on numerous factors, including the factors described under “Risk Factors” in this prospectus and in the documents incorporated by reference herein, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds.

Pending application of the net proceeds for the purposes as described above, we plan to initially invest the net proceeds in short-term, investment-grade instruments, interest-bearing securities or obligations, or apply them to the reduction of other indebtedness.

DIVIDEND POLICY

We have not paid cash dividends on our common stock since our inception. We currently expect to retain earnings primarily for use in the operation and expansion of our business; therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, restrictions under our existing indebtedness and other factors the Board of Directors deems relevant.

DILUTION

If you purchase common stock in this offering, you will experience dilution to the extent of the difference between the public offering price of the common stock and accompanying Series F-1 warrants, Series F-2 warrants and Series F-3 warrants and the net tangible book value per share of our common stock immediately after the closing of this offering.

Our historical net tangible book value as of March 31, 2024 was approximately $160 thousand, or $0.17 per share of our common stock based upon 915,001 shares of common stock outstanding as of March 31, 2024 (giving effect to the 2024 reverse stock split). Historical net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of our shares of our common stock outstanding as of March 31, 2024 (giving effect to the 2024 reverse stock split).

Net tangible book value dilution per share to investors participating in this offering represents the difference between the amount per share paid by purchasers of common stock in this offering and the as adjusted net tangible book value per share immediately after this offering.

After giving effect to the issuance in this offering of 1,643,192 shares of our common stock, Series F-1 warrants to purchase an aggregate of 1,643,192 shares of our common stock, Series F-2 warrants to purchase an aggregate of 1,643,192 shares of our common stock and Series F-3 warrants to purchase an aggregate of 1,643,192 shares of our common stock at an assumed public offering price of $2.13 per share (which was the last reported sale price of our common stock on the NYSE American on July 23, 2024) and accompanying Series F-1 warrant, Series F-2 warrant and Series F-3 warrant, assuming no sale of any pre-funded warrants, and after deducting underwriting discounts and commissions and estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2024 would have been approximately $3.16 million, or $1.29 per share. This represents an immediate increase in net tangible book value of $1.12 per share to our existing stockholders and an immediate decrease in net tangible book value of $0.84 per share to investors purchasing common stock, Series F-1 warrants, Series F-2 warrants and Series F-3 warrants in this offering at the assumed combined public offering price. The final public offering price will be determined through negotiation between us and the underwriter in the offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final public offering price.

The following table illustrates this dilution per share to investors participating in this offering:

Assumed combined public offering price per share of common stock and accompanying Series F-1 warrant, Series F-2 warrant and Series F-3 warrant	$2.13
Historical net tangible book value per share as of March 31, 2024	$0.17
Increase in net tangible book value per share as of March 31, 2024 attributable to this offering	$1.12
As adjusted net tangible book value per share as of March 31, 2024 after giving effect to this offering	$1.29
Dilution in as adjusted net tangible book value per share to investors participating in this offering	$0.84

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing. An increase of $0.20 per share in the public offering price at which the shares are sold from the assumed public offering price of $2.13 per share shown in the table above, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, would increase our adjusted net tangible book value per share after the offering to $1.37 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $0.96 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $0.20 in the public offering price at which the shares are sold from the assumed public offering price of $2.13 per share shown in the table above, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, would decrease our net tangible book value per share after the offering to $1.21 per share and would decrease the dilution in net tangible book value per share to new investors to $0.72 per share, after deducting commissions and estimated aggregate offering expenses payable by us. Similarly, an increase of 100,000 shares of common stock offered by us would increase the as adjusted net tangible book value after this offering to $1.32 per share and decrease the dilution per share to investors participating in this offering to $0.81 per share, and a decrease 100,000 shares of common stock offered by us would decrease the as adjusted net tangible book value to $1.26 per share and increase the dilution per share to investors in this offering to $0.87 per share, assuming that the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions.

If the underwriter exercises in full its option to purchase additional shares of common stock and/or Series F-1 warrants, Series F-2 warrants and Series F-3 warrants, our as adjusted net tangible book value per share after this offering would be $1.35 per share, representing an immediate increase in as adjusted net tangible book value per share of $1.18 to existing stockholders and immediate dilution of $0.78 in as adjusted net tangible book value per share to investors purchasing common stock, Series F-1 warrants, Series F-2 warrants and Series F-3 warrants in this offering.

The above discussion and table are based on 915,001 shares of common stock issued and outstanding as of March 31, 2024, assume no exercise of any new warrants and no exercise by the underwriter of its option to purchase additional shares of our common stock and/or Series F-1 warrants, Series F-2 warrants and Series F-3 warrants, and exclude the following as of March 31, 2024:

●	3,252 shares of common stock issuable upon the exercise of stock options outstanding, at a weighted average exercise price of $1,156.35 per share;

●	150 shares of common stock for outstanding unvested restricted stock units;

●	239,518 shares of common stock issuable upon the exercise of warrants outstanding, at a weighted average exercise price of $56.63 per share;

●	103,960 shares of common stock issuable upon the conversion of our Series B Preferred Stock, at a conversion price of $8.75 per share;

●	149,035 shares of common stock issuable upon the conversion of our Series C Preferred Stock, at a conversion price of $4.90 per share;

●	29,456 shares of common stock issuable upon the conversion of our outstanding Secured Convertible Notes, at a conversion price of $45.50 per share;

●	107,146 shares of common stock issuable upon the conversion of our outstanding Unsecured Convertible Notes, at a conversion price of $4.90 per share; and

●	5,063 shares of common stock reserved for issuance under our equity compensation plans.

All share numbers, conversion prices and exercise prices set forth above give effect to the 2024 reverse stock split, but are subject to adjustment based on the rounding of fractional shares as a result of the 2024 reverse stock split. Additionally, subsequent to March 31, 2024, the remaining shares of Series C Preferred Stock were all converted into common stock.

To the extent that any outstanding warrants, preferred stock or stock options are exercised, new stock options or other equity awards are issued under our equity incentive plans, or we issue additional shares in the future, there will be further dilution to new investors participating in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PRINCIPAL STOCKHOLDERS

The following table indicates information as of July 23, 2024 (after giving effect to the 2024 Reverse Stock Split) regarding the beneficial ownership of our securities by:

●	our current executive officers;

●	each of our directors; and

●	all of our directors and executive officers as a group.

The percentage of shares of common stock beneficially owned is based on 1,348,481 shares of our common stock outstanding as of July 23, 2024. Based upon information contained in certain Schedule 13G filings, the Company’s current outstanding shares of common stock and the beneficial ownership limitations related to the Company’s outstanding warrants, the Series B Preferred Stock, the Secured Convertible Notes and the Unsecured Convertible Notes, the Company is not aware of any person beneficially owning more than five percent (5%) of our securities as of July 23, 2024. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them and no shares are pledged.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Class
Executive Officers and Directors
Justin M. Hall, Esq.(2)	582	*
Tommy Law(3)	26	*
Paul E. Freiman, Ph.D.(4)	176	*
Julie Garlikov(5)	50	*
Swan Sit(6)	92	*
Mijia (Bob) Wu, M.B.A.(7)	122	*
Yenyou (Jeff) Zheng, Ph.D.(8)	92	*
Yongxiang (Sean) Zheng(9)	50	*
All directors and executive officers as a group (8 persons)	1,190	*

* Less than one percent (1%).

(1)

The address for each director and officer of NovaBay listed is c/o NovaBay Pharmaceuticals, Inc., 2000 Powell Street, Suite 1150, Emeryville, CA 94608. The number of shares beneficially owned and percent of class are calculated in accordance with SEC rules. A beneficial owner is deemed to beneficially own shares of common stock that the beneficial owner has the right to acquire within 60 days of July 23, 2024. For purposes of calculating the percent of class held by a single beneficial owner, the shares that such beneficial owner has the right to acquire within 60 days of July 23, 2024 are also deemed to be outstanding; however, such shares are not deemed to be outstanding for purposes of calculating the percentage ownership of any other beneficial owner.

(2)

Consists of (i) 68 shares of common stock held directly by Mr. Hall and (ii) 514 shares issuable upon the exercise of outstanding stock options that are exercisable as of July 23, 2024 or within 60 days after such date.

(3)	Consists of 26 shares of common stock issuable upon exercise of outstanding stock options that are exercisable as of July 23, 2024 or within 60 days after such date.
(4)

Consists of (i) 75 shares of common stock held directly by Dr. Freiman; (ii) 2 shares of common stock held by the Paul Freiman and Anna Mazzuchi Freiman Trust, of which Dr. Freiman and his spouse are trustees (with sole voting power over 1 share, shared voting power over 1 share, sole investment power over no shares and shared investment power over 2 shares); and (iii) 99 shares of common stock issuable upon exercise of outstanding stock options that are exercisable as of July 23, 2024.

(5)	Consists of 50 shares of common stock held directly by Ms. Garlikov as of July 23, 2024.
(6)	Consists of (i) 75 shares of common stock held directly by Ms. Sit and (ii) 17 shares issuable upon exercise of outstanding stock options that are exercisable as of July 23, 2024.
(7)	Consists of (i) 75 shares of common stock held directly by Mr. Wu and (ii) 47 shares issuable upon exercise of outstanding stock options that are exercisable as of July 23, 2024.
(8)	Consists of (i) 75 shares of common stock held directly by Dr. Jeff Zheng and (ii) 17 shares issuable upon exercise of outstanding stock options that are exercisable as of July 23, 2024.
(9)	Consists of 50 shares of common stock held directly by Mr. Sean Zheng as of July 23, 2024.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our securities. This description is summarized from, and qualified in its entirety by reference to, the Certificate of Incorporation, our Bylaws, as amended and restated, or the Bylaws, and the Certificate of Designation of Preferences, Rights and Limitations of the Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock, or the Series B Certificate of Designation, which have been publicly filed with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

Capital Stock

Our authorized capital stock consists of 150,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of July 23, 2024, there were (i) 1,348,481 shares of common stock outstanding and (ii) of the 15,000 shares of Series B Preferred Stock initially issued, there were 131 shares of Series B Preferred Stock that had not been converted and were outstanding.

On May 30, 2024, we effected a 1-for-35 reverse stock split and each 35 shares of our outstanding common stock decreased to one share of common stock. Similarly, the number of shares of common stock issuable upon the exercise of outstanding stock options or warrants, the conversion of our Series B Preferred Stock, Secured Convertible Notes and Unsecured Convertible Notes, or upon the vesting of outstanding restricted stock units, decreased on a 1-for-35 basis and the exercise price and/or conversion price of such securities, as applicable, increased proportionately. We did not issue fractional shares of common stock as a result of the 2024 reverse stock split and instead issued an additional whole share of common stock to all holders that would otherwise have received a fractional share. Except for adjustments resulting from the treatment of fractional shares, each stockholder continued to hold the same percentage of our outstanding common stock immediately following the 2024 reverse stock split becoming effective as such stockholder held immediately prior to the 2024 reverse stock split.

Common Stock

Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board of Directors may determine.

Voting rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, except for a vote on any amendment to the Certificate of Incorporation (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the Certificate of Incorporation (including any certificate of designation filed with respect to any series of preferred stock). Our Certificate of Incorporation does not provide for the right of stockholders to cumulate votes for the election of directors. Our Certificate of Incorporation establishes a classified Board of Directors, divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No preemptive or similar rights. Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock outstanding at the time or that we may designate and issue in the future.

Right to receive liquidation distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to holders of our common stock are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of our preferred stock.

Preferred Stock

Under the terms of the Certificate of Incorporation, the Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series without stockholder approval. Other than the Series B Preferred Stock, we do not currently have any shares of preferred stock issued and outstanding.

Our Certificate of Incorporation authorized the Board of Directors, subject to limitations prescribed by the Delaware General Corporation Law, or DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. The Board of Directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of the Company, may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock, and may reduce the likelihood that stockholders will receive dividend payments and payments upon liquidation.

Series B Non-Voting Convertible Preferred Stock

On November 2, 2021, we issued and sold 15,000 shares of the Series B Preferred Stock, all of which were convertible into shares of common stock at the election of the holders of the Series B Preferred Stock, subject to the beneficial ownership limitation described below. Of the 15,000 shares of Series B Preferred Stock originally issued and sold, 131 shares of Series B Preferred Stock have not been converted and remain outstanding. In accordance with the Series B Certificate of Designation, the stated value of each share of the Series B Preferred Stock is $1,000 with a current per share conversion price of $8.75 into 115 shares of common stock, or an aggregate of 15,065 shares of common stock upon conversion of all outstanding Series B Preferred Stock. The current conversion price of the Series B Preferred Stock reflects adjustments since its initial issuance as a result of anti-dilution adjustments and two reverse stock splits, including the 2024 reverse stock split, that have occurred pursuant to the Series B Certificate of Designation.

Rank

The Series B Preferred Stock ranks as to dividends or distributions of assets upon our liquidation, dissolution or winding up, whether voluntarily or involuntarily, as follows:

•	on par with our common stock;

•	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series B Preferred Stock; and

•	junior to any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Series B Preferred Stock.

Conversion Limitation

The Series B Preferred Stock is subject to a limitation upon conversion of the Series B Preferred Stock to the extent that, after giving effect to such conversion, the holder of such Series B Preferred Stock (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own common stock in excess of the Beneficial Ownership Limitation (or 4.99% or 9.99% of the outstanding common stock) as set forth in the Series B Certificate of Designation. Any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% of the total number of shares of common stock then issued and outstanding provided that such increase in percentage shall not be effective until 61 days after notice to us.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, holders of Series B Preferred Stock are entitled to receive the same amount as a holder of common stock.

Voting Rights

Shares of Series B Preferred Stock generally have no voting rights, except as required by law and except that the consent of the majority of holders of the outstanding Series B Preferred Stock is required to: (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Series B Certificate of Designation, (ii) amend our Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of preferred stock, (iii) increase the number of authorized shares of preferred stock, and (iv) enter into any agreement with respect to any of the foregoing.

Dividends

Holders of Series B Preferred Stock are entitled to receive, and we are required to pay, dividends on shares of the Series B Preferred Stock equal (on an as if converted to common stock basis) to and in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock. The Series B Preferred Stock is not entitled to any other dividends.

Redemption

We are not obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Listing

There is no established public trading market for the Series B Preferred Stock, and the Series B Preferred Stock has not been listed on any national securities exchange or trading system.

Dilution Protection

In the event we, at any time after the first date of issue of the Series B Preferred Stock and while at least one share of Series B Preferred Stock is outstanding: (i) pay a dividend or otherwise make a distribution or distributions on shares of its common stock or any other equity or equity equivalent securities payable in shares of common stock (which, for avoidance of doubt, shall not include any shares of common stock issued by us upon conversion of the Series B Preferred Stock or any debt securities), (ii) subdivides outstanding shares of common stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares or (iv) issues by reclassification of shares of common stock any shares of our capital stock, then, in each case, the conversion price of the Series B Preferred Stock shall be adjusted as provided in the Series B Certificate of Designation. Any adjustment made pursuant to the Series B Certificate of Designation shall become effective immediately after the effective date of the applicable event described in subsections (i) through (iv) above. The Series B Preferred Stock previously had “full-ratchet” anti-dilution price protection relating to future sales and/or grants of our securities; however, under the terms of the Series B Certificate of Designation, this anti-dilution price protection terminated on January 29, 2024. The holders of Series B Preferred Stock do not have any preemptive rights as a result of their ownership of Series B Preferred Stock.

Fundamental Transactions

If, at any time that shares of Series B Preferred Stock were outstanding, we effected a merger, a sale of substantially all assets or engage in another type of change of control transaction, as described in the Series B Certificate of Designation and referred to as a “fundamental transaction”, then a holder of Series B Preferred Stock would have the right to receive, upon any subsequent conversion of a share of Series B Preferred Stock (in lieu of shares of common stock) for each issuable conversion share, the same kind and amount of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of common stock. In connection with a fundamental transaction, the holders of Series B Preferred Stock may instead receive in exchange for their shares of Series B Preferred Stock a security of the successor entity evidenced by a written instrument substantially similar in form and substance to the Series B Preferred Stock, which is convertible for a corresponding number of shares of capital stock of such successor entity equivalent to the shares of common stock upon conversion of the Series B Preferred Stock and with a conversion price consistent with the conversion price of the Series B Preferred Stock then currently in effect. If we are not the surviving entity in any such fundamental transaction, then it shall cause any successor entity to assume in writing all of the obligations of the Company under the Series B Certificate of Designation, the 2021 Securities Purchase Agreement, the Series B Registration Rights Agreement and the 2021 Warrants in accordance with the provisions of the Series B Certificate of Designation.

Anti-takeover effects of provisions of our Certificate of Incorporation, our Bylaws and Delaware law

Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that our Board of Directors is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. As a result, in most circumstances, a person can gain control of our Board of Directors only by successfully engaging in a proxy contest at two or more annual stockholder meetings. Because holders of our common stock do not have cumulative voting rights in the election of directors, stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors. Our Board of Directors is able to elect a director to fill a vacancy created by the expansion of the Board of Directors or due to the resignation or departure of an existing Board member by a majority vote of the Board of Directors, even if less than a quorum. Our Certificate of Incorporation provides that the number of directors will be fixed exclusively by our Board of Directors, and that a majority vote of the Board of Directors is required to modify the number of directors. Our Certificate of Incorporation and Bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent, and that only the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders. In addition, our Bylaws include a requirement for the advance notice of nominations for election to the Board of Directors or for proposing matters that can be acted upon at a stockholders’ meeting. Our Certificate of Incorporation provides for the ability of the Board of Directors to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with terms set by the Board of Directors, which rights could be senior to those of our common stock. Our Certificate of Incorporation and Bylaws also provide that approval of at least 66-2/3% of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our Bylaws, or repeal the provisions of our Certificate of Incorporation regarding the election of directors and the inability of stockholders to take action by written consent in lieu of a meeting.

The foregoing provisions make it difficult for holders of our common stock to replace our Board of Directors. In addition, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any ‘interested stockholder’, meaning a stockholder who (i) owns 15% or more of the corporation’s outstanding voting stock or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the three-year period prior to the determination of interested stockholder status, unless:

•	the transaction is approved by the board of directors of the corporation prior to the time that the interested stockholder became an interested stockholder;
•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or subsequent to such time that the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We do not plan to “opt out” of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

Equiniti Trust Company, LLC, located in Brooklyn, NY, is the transfer agent and registrar for our common stock. The transfer agent’s address is 6201 15th Avenue, Brooklyn NY 11219.

Listing on the NYSE American

Our common stock is listed on the NYSE American under the symbol “NBY”.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Stock to be Issued as Part of this Offering

The material terms and provisions of our common stock are described above under the section “Description of Capital Stock — Common Stock” of this prospectus.

Warrants to be Issued as Part of this Offering

Series F-1 Warrants

The Series F-1 warrants will be issued in a form filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of Series F-1 warrant for a complete description of the terms and conditions applicable to the Series F-1 warrants.

Pursuant to a Warrant Agency Agreement between us and  Equiniti Trust Company, LLC, as warrant agent, the Series F-1 warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Duration and Exercise Price. Each Series F-1 warrant will have an exercise price of $                     per share, will be immediately exercisable upon issuance and will expire on the five-year anniversary of the date of issuance. The Series F-1 warrants will include a one-time reset of the exercise price to a price equal to the lesser of (i) the then exercise price and (ii) 90% of the five-day volume weighted average prices for the five (5) trading days immediately preceding the date that is sixty calendar days after issuance of the Series F-1 warrants. The exercise price and the number of shares of common stock issuable upon exercise of the Series F-1 warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Series F-1 warrants will be issued separately from the common stock and the pre-funded warrants included in this offering. Each share of our common stock or pre-funded warrant purchased in this offering will include one Series F-1 warrant to purchase one share of our common stock.

Exercisability. The Series F-1 warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below in “⸺Certain Adjustments”). A holder may not exercise any portion of such holder’s Series F-1 warrant to the extent that the holder, together with its affiliates and certain related parties, would beneficially own more than 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Series F-1 warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series F-1 warrants.

Certain Adjustments. The exercise price and the number of shares issuable upon exercise of the Series F-1 warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, reorganizations, schemes, arrangements or similar events affecting our common stock. The Series F-1 warrant holders must pay the exercise price in cash or wire transfer of immediately available funds upon exercise of the Series F-1 warrants, unless such holders are utilizing the cashless exercise provision of the Series F-1 warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement. We intend to use commercially reasonable best efforts to have the registration statement of which this prospectus forms a part, effective when the Series F-1 warrants are exercised.

Fundamental Transactions. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquires 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series F-1 warrants will be entitled to receive upon exercise of the Series F-1 warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Series F-1 warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series F-1 warrants. Additionally, as more fully described in the Series F-1 warrants, in the event of certain fundamental transactions, the holders of the Series F-1 warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Series F-1 warrants on the date of consummation of such transaction.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the Series F-1 warrants, the Series F-1 warrants may be transferred at the option of the holder upon surrender of the Series F-1 warrants to us together with the appropriate instruments of transfer.

Exchange Listing. There is no established trading market for the Series F-1 warrants. In addition, we do not intend to apply for the listing of the Series F-1 warrants on any national securities exchange. Without an active trading market, the liquidity of the Series F-1 warrants will be limited.

Right as a Stockholder. Except as otherwise provided in the Series F-1 warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Series F-1 warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Series F-1 warrants.

Waivers and Adjustments. Subject to certain exceptions, any terms of the Series F-1 warrants may be amended or waived with our written consent and the written consent of the holder.

Series F-2 Warrants

The Series F-2 warrants will be issued in a form filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of Series F-2 warrant for a complete description of the terms and conditions applicable to the Series F-2 warrants.

Pursuant to a Warrant Agency Agreement between us and  Equiniti Trust Company, LLC, as warrant agent, the Series F-2 warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of  DTC and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Duration and Exercise Price. Each Series F-2 warrant will have an exercise price of $                     per share, will be immediately exercisable upon issuance and will expire on the six-month anniversary of the date of issuance. The Series F-2 warrants will include a one-time reset of the exercise price to a price equal to the lesser of (i) the then exercise price and (ii) 90% of the five-day volume weighted average prices for the five (5) trading days immediately preceding the date that is sixty calendar days after issuance of the Series F-2 warrants. The exercise price and the number of shares of common stock issuable upon exercise of the Series F-2 warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Series F-2 warrants will be issued separately from the common stock and the pre-funded warrants included in this offering. Each share of our common stock or pre-funded warrant purchased in this offering will include one Series F-2 warrant to purchase one share of our common stock.

Exercisability. The Series F-2 warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below in “⸺Certain Adjustments”). A holder may not exercise any portion of such holder’s Series F-2 warrant to the extent that the holder, together with its affiliates and certain related parties, would beneficially own more than 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Series F-2 warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series F-2 warrants.

Certain Adjustments. The exercise price and the number of shares issuable upon exercise of the Series F-2 warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, reorganizations, schemes, arrangements or similar events affecting our common stock. The Series F-2 warrant holders must pay the exercise price in cash or wire transfer of immediately available funds upon exercise of the Series F-2 warrants, unless such holders are utilizing the cashless exercise provision of the Series F-2 warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement. We intend to use commercially reasonable best efforts to have the registration statement of which this prospectus forms a part, effective when the Series F-2 warrants are exercised.

Fundamental Transactions. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquires 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series F-2 warrants will be entitled to receive upon exercise of the Series F-2 warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Series F-2 warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series F-2 warrants. Additionally, as more fully described in the Series F-2 warrants, in the event of certain fundamental transactions, the holders of the Series F-2 warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Series F-2 warrants on the date of consummation of such transaction.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the Series F-2 warrants, the Series F-2 warrants may be transferred at the option of the holder upon surrender of the Series F-2 warrants to us together with the appropriate instruments of transfer.

Exchange Listing. There is no established trading market for the Series F-2 warrants. In addition, we do not intend to apply for the listing of the Series F-2 warrants on any national securities exchange. Without an active trading market, the liquidity of the Series F-2 warrants will be limited.

Right as a Stockholder. Except as otherwise provided in the Series F-2 warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Series F-2 warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Series F-2 warrants.

Waivers and Adjustments. Subject to certain exceptions, any terms of the Series F-2 warrants may be amended or waived with our written consent and the written consent of the holder.

Series F-3 Warrants

The Series F-3 warrants will be issued in a form filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of Series F-3 warrant for a complete description of the terms and conditions applicable to the Series F-3 warrants.

Pursuant to a Warrant Agency Agreement between us and  Equiniti Trust Company, LLC, as warrant agent, the Series F-3 warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of  DTC and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Duration and Exercise Price. Each Series F-3 warrant will have an exercise price of $                     per share, will be immediately exercisable upon issuance and will expire on the one-year anniversary of the date of issuance. The Series F-3 warrants will include a one-time reset of the exercise price to a price equal to the lesser of (i) the then exercise price and (ii) 90% of the five-day volume weighted average prices for the five (5) trading days immediately preceding the date that is sixty calendar days after issuance of the Series F-3 warrants. The exercise price and the number of shares of common stock issuable upon exercise of the Series F-3 warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Series F-3 warrants will be issued separately from the common stock and the pre-funded warrants included in this offering. Each share of our common stock or pre-funded warrant purchased in this offering will include one Series F-3 warrant to purchase one share of our common stock.

Exercisability. The Series F-3 warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below in “⸺Certain Adjustments”). A holder may not exercise any portion of such holder’s Series F-3 warrant to the extent that the holder, together with its affiliates and certain related parties, would beneficially own more than 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Series F-3 warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series F-3 warrants.

Certain Adjustments. The exercise price and the number of shares issuable upon exercise of the Series F-3 warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, reorganizations, schemes, arrangements or similar events affecting our common stock. The Series F-3 warrant holders must pay the exercise price in cash or wire transfer of immediately available funds upon exercise of the Series F-3 warrants, unless such holders are utilizing the cashless exercise provision of the Series F-3 warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement. We intend to use commercially reasonable best efforts to have the registration statement of which this prospectus forms a part, effective when the Series F-3 warrants are exercised.

Fundamental Transactions. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquires 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series F-3 warrants will be entitled to receive upon exercise of the Series F-3 warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Series F-3 warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series F-3 warrants. Additionally, as more fully described in the Series F-3 warrants, in the event of certain fundamental transactions, the holders of the Series F-3 warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Series F-3 warrants on the date of consummation of such transaction.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the Series F-3 warrants, the Series F-3 warrants may be transferred at the option of the holder upon surrender of the Series F-3 warrants to us together with the appropriate instruments of transfer.

Exchange Listing. There is no established trading market for the Series F-3 warrants. In addition, we do not intend to apply for the listing of the Series F-3 warrants on any national securities exchange. Without an active trading market, the liquidity of the Series F-3 warrants will be limited.

Right as a Stockholder. Except as otherwise provided in the Series F-3 warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Series F-3 warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Series F-3 warrants.

Waivers and Adjustments. Subject to certain exceptions, any terms of the Series F-3 warrants may be amended or waived with our written consent and the written consent of the holder.

Pre-Funded Warrants

The pre-funded warrants will be issued in a form filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of pre-funded warrant for a complete description of the terms and conditions applicable to the pre-funded warrants.

Pursuant to a Warrant Agency Agreement between us and Equiniti Trust Company, LLC, as warrant agent, the pre-funded warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Duration and Exercise Price. The pre-funded warrants will have an exercise price of $0.01 per share, will be immediately exercisable upon issuance, and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. A holder, may not exercise any portion of such holder’s pre-funded warrants to the extent that the holder would beneficially own more than 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants.

Fundamental Transactions. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the pre-funded warrants.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the pre-funded warrant, the pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no established trading market for the pre-funded warrants. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Right as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Waivers and Adjustments. Subject to certain exceptions, any terms of the pre-funded warrants may be amended or waived with our written consent and the written consent of the holder.

UNDERWRITING

We are offering the securities described in this prospectus through the underwriter named below. We have entered into an underwriting agreement dated                     , 2024 with Ladenburg Thalmann & Co. Inc., as sole underwriter in this offering. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase the number of our securities set forth opposite its name below.

Underwriter	Number of Shares of Common Stock	Number of Pre-Funded Warrants	Number of Series F-1 Warrants	Number of Series F-2 Warrants	Number of Series F-3 Warrants
Ladenburg Thalmann & Co. Inc.
Total

The form of underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is part.

We have been advised by the underwriter that it proposes to offer the shares of common stock, pre-funded warrants (if any), Series F-1 warrants, Series F-2 warrants and Series F-3 warrants directly to the public at the public offering price set forth on the cover page of this prospectus. Any securities sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of $                     per share of common stock, $                     per pre-funded warrant, $                     per Series F-1 warrant, $                     per Series F-2 warrant and $                     per Series F-3 warrant.

The underwriting agreement provides that the underwriter’s obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement. The securities we are offering are being offered by the underwriter subject to certain conditions specified in the underwriting agreement.

No action has been taken by us or the underwriter that would permit a public offering of the securities in any jurisdiction outside the United States where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities offering hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any account over which it exercises discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriter by us.

	Per Share and Accompanying Series F-1 Warrant, Series F-2 Warrant and Series F- 3 Warrant	Per Pre-Funded Warrant and Accompanying Series F-1 Warrant, Series F-2 Warrant and Series F- 3 Warrant	Total Without Over- Allotment	Total With Full Over- Allotment
Public offering price(1)	$	$	$	$
Underwriting discounts and commissions(2)(3)	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

(1)	The public offering price and underwriting discount corresponds, in respect of the securities of (i) a public offering price per share of common stock of $ ($ net of the underwriting discount), (ii) a public offering price per pre-funded warrant of $ ($ net of the underwriting discount), (iii) a public offering price per Series F-1 warrant of $ ($ net of the underwriting discount), (iv) a public offering price per Series F-2 warrant of $ ($ net of the underwriting discount) and (v) a public offering price per Series F-3 warrant of $ ($ net of the underwriting discount).

(2)	We have agreed to reimburse the underwriter for certain of its expenses, up to $145,000.

(3)	We have granted the underwriter an option for a period of up to 45 days from the date of this prospectus to purchase up to 246,479 additional shares of our common stock and/or up to 246,479 Series F-1 warrants to purchase up to 246,479 shares of our common stock, up to 246,479 Series F-2 warrants to purchase up to 246,479 shares of our common stock and up to 246,479 Series F-3 warrants to purchase up to 246,479 shares of our common stock or any combination thereof, as determined by the underwriter, at the assumed public offering prices above less underwriting discounts and commissions, in each case solely to cover over-allotments, if any.

Over-Allotment Option

We have granted the underwriter an option for a period of up to 45 days from the date of this prospectus to purchase up to 246,479 additional shares of our common stock and/or up to 246,479 Series F-1 warrants to purchase up to 246,479 shares of our common stock, up to 246,479 Series F-2 warrants to purchase up to 246,479 shares of our common stock and up to 246,479 Series F-3 warrants to purchase up to 246,479 shares of our common stock, or any combination thereof, as determined by the underwriter, at the assumed public offering prices above less underwriting discounts and commissions, in each case solely to cover over-allotments, if any. If any additional shares of common stock, Series F-1 warrants, Series F-2 warrants and Series F-3 warrants are purchased, the underwriter will offer these shares of common stock and/or Series F-1 warrants, Series F-2 warrants and Series F-3 warrants on the same terms as those on which the other securities are being offered.

Right of First Refusal

We have granted the underwriter the right of first refusal for a period of twelve months following the closing of this offering to act as sole bookrunner, exclusive placement agent or exclusive sales agent in connection with any financing of the Company, subject to certain conditions.

Tail Financing Payments

We have also agreed to pay the underwriter a tail fee equal to 8% of the total gross proceeds received by us from any investor who was contacted by the underwriter during the term of its engagement, if such investor provides us with capital in any public or private offering or other financing or capital raising transaction within six months after expiration or termination of the engagement with the underwriter.

Listing

Our shares of common stock are listed on the NYSE American under the symbol “NBY”. The last reported sale price of our shares of common stock on July 23, 2024 was $2.13 per share.

There is no established public trading market for the new warrants, and we do not expect such a market to develop. In addition, we do not intend to apply for a listing of the new warrants on any national securities exchange or other nationally recognized trading system.

Lock-up Agreements

Each of our officers and directors have agreed with the underwriter to be subject to a lock-up period of 90 days following the closing of this offering. This means that, during the applicable lock-up period, such persons may not offer, sell, contract to sell, hypothecate, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in disposition (whether by actual disposition or effective economic disposition due to sale, to cash settlement, or otherwise), establish or increase a put equivalent position or liquidate or decrease a call equivalent position, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock, subject to certain exceptions. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities from the date of this prospectus for a period of 90 days following the closing of this offering, subject to certain exceptions. The underwriter may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements. Additionally, pursuant to the underwriting agreement, subject to certain exceptions, we agreed that from the date of such agreement until 180 days following the closing date of this offering, we will not effect or enter into an agreement to effect any issuance by us or our subsidiaries of common stock or common stock equivalents (or a combination of units thereof) involving a Variable Rate Transaction (as defined in such underwriting agreement) provided that after 90 days following the closing date of this offering, the entry into and/or issuance of shares of our common stock in an “at the market” offering with the underwriter as sales agent shall not be deemed a Variable Rate Transaction.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Determination of Offering Price

Our common stock is currently traded on the NYSE American under the symbol “NBY”. On July 23, 2024, the closing price of our common stock was $2.13 per share. We do not intend to apply for listing of the new warrants on any securities exchange or other trading system.

The final public offering price of the securities offered by this prospectus will be determined by negotiation between us and the underwriter. Among the factors that will be considered in determining the final public offering price:

•	our history and our prospects;
•	the industry in which we operate;
•	our past and present operating results;
•	the previous experience of our executive officers; and
•	the general condition of the securities markets at the time of this offering.

The public offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock, pre-funded warrants and/or Series F-1 warrants, Series F-2 warrants and Series F-3 warrants sold in this offering. That price is subject to change as a result of market conditions and other factors and we cannot assure you that the shares of common stock, pre-funded warrants and/or Series F-1 warrants, Series F-2 warrants and Series F-3 warrants sold in this offering can be resold at or above the public offering price and may be at a discount to the current market price of our common stock. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final public offering price.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

•

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.
•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions, and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NYSE American, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transactions once commenced will not be discontinued without notice.

Other Relationships

From time to time, the underwriter and its affiliates have provided, and in the future may provide, investment banking, placement agent, warrant solicitation agent, and other advisory services to us in the ordinary course of business, for which they will receive customary fees and commissions. The underwriter has received compensation in connection with prior transactions in which it acted as placement agent, warrant solicitation agent and advisor and may receive additional compensation in connection with such advisory services.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriter may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriter, if any, participating in this offering and the underwriter may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter, and should not be relied upon by investors.

LEGAL MATTERS

The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by our counsel, Squire Patton Boggs (US) LLP, Washington, DC. Certain legal matters in connection with this offering will be passed upon for the underwriter by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of NovaBay Pharmaceuticals, Inc. as of December 31, 2023 and 2022 and for the years then ended, incorporated by reference in this prospectus, have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus forms part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein and therein. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You should rely only on the information contained in this prospectus or incorporated by reference herein or therein. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered hereby.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website that contains reports, proxy statements, and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The information contained in, or that can be accessed through, the SEC’s website is not incorporated by reference in, and is not part of, this prospectus.

We also maintain a website http://www.novabay.com/investors/sec-filings at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

You should consider the incorporated information as if we reproduced it in this prospectus. The SEC allows us to “incorporate by reference” the information we file with the SEC into this prospectus. This permits us to disclose important information to you by referring you to other documents that we filed separately with the SEC. Any information referred to in this way is considered part of this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. We incorporate by reference the following documents that have been filed with the SEC:

•

our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 26, 2024 and as amended by Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on March 29, 2024;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024;
•

our Current Reports on Form 8-K, filed with the SEC on January 10, 2024, March 14, 2024, March 25, 2024, March 26, 2024 (as amended on May 31, 2024), April 19, 2024, April 22, 2024, May 29, 2024, May 31, 2024, June 7, 2024 and June 14, 2024;

•	the information specifically incorporated by reference into the 2023 Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2024; and
•

the description of our common stock in our registration statement on Form 8-A, filed with the SEC on August 29, 2007, as updated by our Current Report on Form 8-K, filed with the SEC on June 29, 2010, and including any amendments or reports filed for the purposes of updating this description, including Exhibit 4.1 to the amendment to the amendment to our 2023 Form 10-K.

In addition, all documents (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, information that we furnish (and that is not deemed “filed” with the SEC) under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

We will provide, upon written or oral request, without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request in writing or orally a copy of these filings, at no cost, by writing or telephoning us at the following address:

NovaBay Pharmaceuticals, Inc.
2000 Powell Street, Suite 1150
Emeryville, California 94608
(510) 899-8800
Attention: Corporate Secretary

You also may access these filings on our website at http://www.novabay.com/investors/sec-filings. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus). You may also access these filings at the SEC’s website at www.sec.gov.

Up to 1,643,192 Shares of Common Stock and

Up to 1,643,192 Accompanying Series F-1 Warrants to Purchase up to 1,643,192 Shares of Common Stock and

Up to 1,643,192 Accompanying Series F-2 Warrants to Purchase up to 1,643,192 Shares of Common Stock and

Up to 1,643,192 Accompanying Series F-3 Warrants to Purchase up to 1,643,192 Shares of Common Stock

or

Up to 1,643,192 Pre-Funded Warrants to Purchase up to 1, 643,192 Shares of Common Stock and

Up to 1,643,192 Accompanying Series F-1 Warrants to Purchase up to 1,643,192 Shares of Common Stock and

Up to 1,643,192 Accompanying Series F-2 Warrants to Purchase up to 1,643,192 Shares of Common Stock and

Up to 1,643,192 Accompanying Series F-3 Warrants to Purchase up to 1,643,192 Shares of Common Stock

and

Up to 6,572,768 Shares of Common Stock Issuable Upon Exercise of Series F-1 Warrants, Series F-2 Warrants, Series F-3 Warrants and Pre-Funded Warrants

PROSPECTUS

Ladenburg Thalmann

                     , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses to be paid by us in connection with this registration statement and the listing of our common stock (excluding underwriting discounts and commissions). All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$2,377
FINRA filing fee	1,700
Accounting fees and expenses	15,000
Legal fees and expenses	175,000
Miscellaneous fees and expenses	2,000
Total	$196,077

ITEM 14. Indemnification of Directors and Officers

The Company’s amended and restated certificate of incorporation provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Under the Delaware General Corporation Law, no director will be personally liable to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the duty of loyalty to the Company or the Company’s stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; and
•	for any transaction from which the director derived an improper personal benefit.

The Company’s amended and restated bylaws provide that:

•	the Company is required to indemnify the Company’s directors and executive officers to the fullest extent not prohibited by Delaware law, subject to limited exceptions;
•	the Company may indemnify the Company’s other employees and agents as set forth in the Delaware General Corporation Law;
•

the Company is required to advance expenses to the Company’s directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification; and

•	the rights conferred in the amended and restated bylaws are not exclusive.

The information provided above is a summary of relevant provisions of our amended and restated certificate of incorporation, amended and restated bylaws and certain provisions of the Delaware General Corporation Law. We urge you to read the full text of these documents, forms of which have been filed with the SEC, as well as the referenced provisions of the Delaware General Corporation Law because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.

The Company has entered into indemnification agreements with each of the Company’s directors and executive officers that require the Company to indemnify these persons for all direct and indirect costs of any type or nature whatsoever, including attorney’s fees, witness fees, and other out-of-pocket costs of whatever nature, incurred by the director or officer in any action or proceeding, whether actual, pending or threatened, subject to certain limitations, to which any of these people may be made a party by reason of the fact that he or she is or was a director or an executive officer of the Company or is or was serving or at any time serves at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The Company has purchased insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

ITEM 15. Recent Sales of Unregistered Securities.

During the last three years and to date in the current fiscal year, we sold the following unregistered securities (with the below share amounts and conversion/exercise prices adjusted for subsequent reverse stock splits that occurred, including the 2024 reverse stock split):

Capital Raise	# of Shares, Units or Warrants	Date
Issuance of warrants exercisable for an aggregate of 13 shares of common stock at an exercise price of $822.96 per share as consideration for certain services pursuant to that certain Services Agreement, dated May 13, 2020 with TLF Bio Innovation Lab, LLC	13	January 15, 2021
Sale of (i) an aggregate of 15,000 shares of Series B non-voting convertible preferred stock convertible into an aggregate of approximately 30,613 shares of common stock and (ii) common stock warrants exercisable for approximately 30,613 shares of common stock at an exercise price of $649.25 per share, for an aggregate purchase price of $15,000,000	61,226	November 2, 2021
Issuance of warrants exercisable for an aggregate of approximately 9,368 shares of common stock at an exercise price of $220.50 per share to certain domestic investors as partial consideration for the exercise of certain warrants held by such investors with the exercise of such warrants providing aggregate proceeds of approximately $2,065,500	9,368	September 9, 2022
Issuance and sale of units consisting of an aggregate of (i) 3,250 Series C Non-Voting Convertible Preferred Stock, par value $0.01 per share, convertible into an aggregate of approximately 14,765 shares of common stock, (ii) short-term Series A-1 warrants to purchase an aggregate of approximately 14,765 shares common stock at an exercise price of $220.50 per share, and (iii) long-term Series A-2 warrants to purchase an aggregate of approximately 14,765 shares of common stock at an exercise price of $220.50 per share, for an aggregate purchase price of $3,250,000	44,295	November 18, 2022

Issuance and sale of an aggregate of (i) $3.3 million aggregate principal amount of Secured Convertible Notes Due November 1, 2024, which may be converted or redeemed at a conversion price of $45.50 into up to an aggregate of approximately 72,528 shares of common stock, (ii) long-term Series B-1 warrants to purchase common stock, which are exercisable for up to an aggregate of 72,528 shares of common stock at an exercise price of $45.50 per share, and (iii) short-term Series B-2 warrants to purchase common stock, which are exercisable for up to an aggregate of 72,528 shares of common stock at an exercise price of $45.50 per share, for an aggregate purchase price of $3,000,000

	217,584	May 1, 2023
Issuance of Series C warrants exercisable for an aggregate of 72,256 shares of common stock at an exercise price of $8.75 per share to certain investors as partial consideration for their exercise of certain Series B-1 warrants and Series B-2 warrants at a reduced exercise price, providing aggregate gross proceeds of approximately $632,212, as provided by the letter agreements by and between the Company and the Participants (as defined therein)	72,256	December 21, 2023
Issuance of a Series D warrant exercisable for an aggregate of 28,572 shares of common stock at an exercise price of $4.90 per share to an investor and Unsecured Convertible Notes convertible for an aggregate of 107,146 shares of common stock at a conversion price of $4.90 as consideration for the secured parties of the Secured Convertible Notes taking necessary actions to execute and deliver certain documentation in connection with the DERMAdoctor Divestiture	135,718	March 24, 2024
Issuance of Series E warrants exercisable for an aggregate of 90,381 shares of Common Stock at an exercise price of $2.57 per share to certain investors as partial consideration for their exercise of certain September 2022 warrants, Series A-1 warrants, Series B-1 warrants and Series B-2 warrants at a reduced exercise price, providing aggregate gross proceeds of approximately $225,953, as provided by the 2024 letter agreements by and between the Company and the existing warrant holders	90,381	June 17, 2024

Ladenburg acted as placement agent in connection with each of the private placements described above, except as relates to the private placement of warrants to TLF Bio Innovation Lab, LLC. No other underwriters were involved in the foregoing sales of securities.

The securities described above were issued pursuant to the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, as a transaction to an accredited investor not involving a public offering. The recipients of securities in all such transactions represented their intention to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the stock certificates and option agreements issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. Exhibits and Financial Statement Schedules.

(a)         The following exhibits are filed as part of this Registration Statement:

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith
1.1	Form of Underwriting Agreement					X
2.1	Membership Unit Purchase Agreement dated September 27, 2021, by and among the Company, DERMAdoctor, the Founders and the Sellers (as defined therein)	8-K	001-3678	2.1	9/28/2021
2.2	Membership Unit Purchase Agreement dated March 12, 2024, by and among the Company, DERMAdoctor, and New Age Investments	8-K	001-33678	2.1	03/14/2024
3.1	Amended and Restated Certificate of Incorporation of NovaBay Pharmaceuticals, Inc.	10-K	001-33678	3.1	3/21/2018
3.2	Amendment to the Amended and Restated Certificate of Incorporation, dated June 4, 2018	8-K	001-33678	3.1	6/4/2018
3.3	Amendment to the Amended and Restated Certificate of Incorporation, as amended, dated May 27, 2020	8-K	001-33678	3.1	5/28/2020
3.4	Amendment to the Amended and Restated Certificate of Incorporation, as amended, dated May 24, 2021	8-K	001-33678	3.1	5/24/2021

3.5	Amendment to the Amended and Restated Certificate of Incorporation, as amended, dated January 31, 2022	8-K	001-33678	3.1	2/1/2022
3.6	Amendment to Amended and Restated Certificate of Incorporation, as amended, dated November 14, 2022	8-K	001-33678	3.1	11/18/2022
3.7	Amendment to Amended and Restated Certificate of Incorporation, as amended, dated May 30, 2024	8-K	001-33678	3.1	5/31/2024
3.8	Certificate of Designation for the Series B Preferred Stock	8-K	001-33678	3.1	11/1/2021
3.9	Certificate of Designation for the Series C Preferred Stock	8-K	001-33678	3.2	11/18/2022
3.10	Bylaws, as amended and restated effective June 13, 2023	10-K	001-33678	3.9	3/26/2023
4.1	Form of Warrant pursuant to the Services Agreement with TLF Bio Innovation Lab, LLC, dated May 13, 2020	8-K	001-33678	4.1	5/18/2020
4.2	Form of July 2020 Warrant	8-K	001-33678	4.1	7/21/2020
4.3	Form of Amended July 2020 Warrant	8-K	001-33678	4.1	9/13/2022
4.4	Form of Amended November 2021 Warrant	8-K	001-33678	4.2	9/13/2022
4.5	Form of September 2022 Warrant (2020 Participants)	8-K	001-33678	4.3	9/13/2022
4.6	Form of September 2022 Warrant (2021 Participants)	8-K	001-33678	4.4	9/13/2022
4.7	Form of Series A-1 Long-Term Common Stock Warrant	8-K	001-33678	4.5	9/13/2022
4.8	Form of Original Issue Discount Secured Senior Convertible Debenture	8-K	001-33678	4.1	4/27/2023
4.9	Form of Series B-1 Long-Term Common Stock Warrant	8-K	001-33678	4.2	4/27/2023
4.10	Form of Series B-2 Short-Term Common Stock Warrant	8-K	001-33678	4.3	4/27/2023
4.11	Form of Warrant Amendment Agreement	8-K	001-33678	4.4	4/27/2023
4.12	Form of Series C Common Stock Warrant	8-K	001-33678	4.1	12/21/2023
4.13	Form of Series D Common Stock Warrant	8-K	001-33678	4.2	3/25/2020
4.14	Form of Series E Common Stock Warrant	8-K	001-33678	4.1	6/14/2024
4.15	Form of Unsecured Convertible Notes	8-K	001-33678	4.3	3/25/2024
4.16	Form of Series F-1 Common Stock Warrant					X
4.17	Form of Series F-2 Common Stock Warrant					X
4.18	Form of Series F-3 Common Stock Warrant					X
4.19	Form of Pre-Funded Warrant	S-1	333-280423	4.18	7/10/2024
4.20	Form of Warrant Agency Agreement					X
5.1	Opinion of Squire Patton Boggs (US) LLP					X
10.1	Director and Officer Indemnity Agreement	10-K	001-33678	10.1	3/29/2022
10.2+	NovaBay Pharmaceuticals, Inc. 2007 Omnibus Incentive Plan (as amended and restated)	S-8	333-215680	99.1	1/24/2017
10.3+	NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan	S-8	333-218469	99.1	6/2/2017

10.4+	NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan (Form Agreements to the 2017 Omnibus Incentive Plan)	S-8	333-218469	99.2	6/2/2017
10.5+	Executive Employment Agreement (Employment Agreement of Justin M. Hall)	8-K	001-33678	10.1	2/6/2020
10.6+	First Amendment to the Executive Employment Agreement with Justin M. Hall, dated January 26, 2022	8-K	001-33678	10.6	1/28/2022
10.7+	Second Amendment to Executive Employment Agreement with Justin M. Hall, effective December 31, 2023	8-K	001-33678	10.3	12/11/2023
10.8+	2024 Non-Employee Director Compensation Plan	10-K	001-33678	10.8	3/26/2024
10.9	Office Lease (between the Company and KBSIII Towers at Emeryville, LLC)	8-K	001-33678	10.1	8/26/2016
10.10	First Amendment to Office Lease by and between the Company and KBSIII Towers at Emeryville, LLC, dated January 24, 2022	8-K	001-33678	10.2	1/28/2022
10.11* †	International Distribution Agreement (by and between the Company and Pioneer Pharma Co. Ltd.)	10-K	001-33678	10.18	3/27/2012
10.12	Form of Exercise Agreement with Holders of 2019 Domestic Warrants	8-K	001-33678	10.1	7/21/2020
10.13	Form of Exercise Agreement with Holders of 2019 Foreign Warrants	8-K	001-33678	10.2	7/21/2020
10.14	Form of Reprice Agreement with Ladenburg	8-K	001-33678	10.3	7/21/2020
10.15	Form of Securities Purchase Agreement, dated October 29, 2021	8-K	001-33678	1.1	11/01/2021
10.16	Form of Registration Rights Agreement, dated October 29, 2021	8-K	001-33678	10.1	11/01/2021
10.17*	Form of 2020 Reprice Letter Agreement, dated September 9, 2022	8-K	001-33678	10.1	9/13/2022
10.18*	Form of 2021 Reprice Letter Agreement, dated September 9, 2022	8-K	001-33678	10.2	9/13/2022
10.19*	Form of Securities Purchase Agreement, dated September 9, 2022	8-K	001-33678	10.3	9/13/2022
10.20	Form of Registration Rights Agreement, dated November 18, 2022	8-K	001-33678	10.4	9/13/2022
10.21+	Consulting Agreement between the Company and Andrew Jones, dated February 15, 2023	8-K	001-33678	10.8	3/31/2023
10.22	Form of Letter Agreement, dated December 21, 2023	8-K	001-33678	10.1	12/21/2023
10.23*	License and Distribution Agreement by and between NovaBay and Sonoma, dated, January 5, 2024	8-K	001-33678	10.1	1/05/2024
10.24*	Form of Securities Purchase Agreement, dated April 27, 2023	8-K	001-33678	10.1	4/27/2023
10.25*	Form of Security Agreement, dated April 27, 2023	8-K	001-33678	10.2	4/27/2023
10.26*	Form of First Amendment to the Security Agreement, dated March 24, 2024	8-K	001-33678	10.3	3/25/2024

10.27	Form of Subsidiary Guarantee, dated April 27, 2023	8-K	001-33678	10.3	4/27/2023
10.28*	Form of Consent and Release, dated March 24, 2024	8-K	001-33678	10.4	3/25/2024
10.29	Form of Voting Commitment	8-K	001-33678	10.4	4/27/2023
10.30	Form of Registration Rights Agreement, dated April 27, 2023	8-K	001-33678	10.5	4/27/2023
10.31	Form of Letter Agreement, dated June 14, 2024	8-K	001-33678	10.1	6/14/2024
21	Subsidiaries of NovaBay Pharmaceuticals, Inc.	10-K	001-33678	21	3/26/2024
23.1	Consent of WithumSmith+Brown, PC					X
23.2	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney	S-1	333-280423	24.1	6/21/2024
107	Filing Fee Table					X

+	Indicates a management contract or compensatory plan or arrangement.
†

NovaBay Pharmaceuticals, Inc. has been granted confidential treatment with respect to certain portions of this exhibit (indicated by asterisks), which have been separately filed with the Securities and Exchange Commission.

*

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets because the confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

(b)         Financial Statement Schedules

Financial statement schedules have been omitted, as the information required to be set forth therein is included in the consolidated financial statements or notes thereto appearing in the prospectus made part of this registration statement.

ITEM 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933:

(i)

the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

(ii)

each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Emeryville, State of California, on July 24, 2024.

NOVABAY PHARMACEUTICALS, INC.

/s/ Justin M. Hall
Justin M. Hall
Chief Executive Officer and General Counsel

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Justin M. Hall	Chief Executive Officer, General Counsel and Director	July 24, 2024
Justin M. Hall	(principal executive officer)

/s/ Tommy Law	Interim Chief Financial Officer	July 24, 2024
Tommy Law	(principal financial and accounting officer)

*	Chairman	July 24, 2024
Paul E. Freiman, Ph.D.

*	Director	July 24, 2024
Julie Garlikov

*	Director	July 24, 2024
Swan Sit

*	Director	July 24, 2024
Mijia (Bob) Wu

*	Director	July 24, 2024
Yenyou (Jeff) Zheng, Ph.D.

*	Director	July 24, 2024
Yongxiang (Sean) Zheng

* By: /s/ Justin M. Hall
Name: Justin M. Hall
Title: Attorney-in-Fact